Exhibit 10.32
SECOND AMENDMENT TO OFFICE LEASE
This SECOND AMENDMENT TO OFFICE LEASE ("Second Amendment") is made and entered into as of the 1st. day of October , 2014, by and between KILROY REALTY, L.P., a Delaware limited partnership ("Landlord"), and DEXCOM, INC., a Delaware corporation ("Tenant").
R E C I T A L S :
A.    Landlord and Tenant entered into that certain Office Lease dated March 31, 2006 (the "Original Lease"), as amended by that certain First Amendment to Office Lease dated August 18, 2010 ("First Amendment"), whereby Landlord leases to Tenant and Tenant leases from Landlord those certain premises (collectively, the "Existing Premises") consisting of (i) 66,400 rentable square feet constituting the entirety of that certain office building located at 6340 Sequence Drive, San Diego, California ("6340 Building") and (ii) 62,415 rentable square feet constituting the entirety of that certain office building located at 6310 Sequence Drive, San Diego, California ("6310 Building"). The Original Lease, as amended by the First Amendment, may be referred to herein as the "Lease".
B.    Tenant desires to expand the Existing Premises to include a total of 90,000 rentable square feet of space comprising (i) that certain space consisting of approximately 45,000 rentable square feet of space (the "6290 Initial Premises") comprising a portion of that certain office building located at 6290 Sequence Drive, San Diego (the "6290 Building"), and (ii) that certain space consisting of all of the remaining approximately 45,000 rentable square feet of space in the 6290 Building (the "6290 Must-Take Premises"), and to make other modifications to the Lease. The 6290 Initial Premises and 6290 Must-Take Premises are more particularly delineated on Exhibit A attached hereto and made a part hereof. The 6290 Initial Premises is shown shaded on Exhibit A. The remaining unshaded area on Exhibit A is the 6290 Must‑Take Premises. The 6290 Initial Premises and the 6290 Must-Take Premises are, collectively, the "6290 Expansion Premises." In connection with the foregoing, Landlord and Tenant desire to amend the Lease as hereinafter provided.
A G R E E M E N T :
NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.Capitalized Terms. All capitalized terms when used herein shall have the same meaning as is given such terms in the Lease unless expressly superseded by the terms of this Second Amendment.

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2.    Modification of Premises.
2.1.    6290 Initial Premises. Effective as of the date which is five (5) months after Landlord's delivery of the 6290 Initial Premises to Tenant in the condition required under Section 1 of the Work Letter Agreement (the "Work Letter Agreement") attached hereto as Exhibit B (the "Expansion Commencement Date"), Tenant shall lease from Landlord and Landlord shall lease to Tenant the 6290 Initial Premises. Consequently, effective upon the Expansion Commencement Date, the Existing Premises shall be expanded to include the 6290 Initial Premises (the Existing Premises together with the 6290 Initial Premises are sometimes collectively referred to herein as the "Initially Expanded Premises"). Landlord and Tenant hereby acknowledge that the Initially Expanded Premises shall, effective as of the Expansion Commencement Date, contain a total of approximately 173,815 rentable square feet. For the period commencing as of the Expansion Commencement Date and ending on the day immediately preceding the 6290 Must-Take Premises Commencement Date, the Initially Expanded Premises is also referred to in the underlying Lease as the "Premises."
2.2.    6290 Must-Take Premises. Effective as of the earlier to occur of (i) the date Tenant first commences to conduct its "Business Operations" (as that term is defined below) from greater than 32,000 rentable square feet of the 6290 Must-Take Premises, and (ii) the date which is twenty-four (24) months after the Expansion Commencement Date (as applicable, the "6290 Must-Take Premises Commencement Date"), Tenant shall lease from Landlord and Landlord shall lease to Tenant the 6290 Must-Take Premises. For purposes hereof, "Business Operations" shall mean (i) the stationing of employees in any portion of the 6290 Must-Take Premises, or (ii) the operating of equipment in any portion of the 6290 Must-Take Premises, or (iii) the storing of items related to Tenant's business in a total area which is larger than 500 rentable square feet of space in the 6290 Must-Take Premises; provided, however, in no event shall "Business Operations" be deemed to have commenced in the 6290 Must-Take Premises if Tenant, its employees or agents are (a) solely using the restrooms located in the 6290 Must-Take Premises, (b) Tenant, its employees or agents are solely using 500 rentable square feet of space or less in the 6290 Must-Take Premises to store items related to its business (subject to Landlord's reasonable rules and regulations), and/or (c) solely constructing "Improvements" (as that term is defined in Section 2.1.1 of the Work Letter Agreement) in the 6290 Must-Take Premises for a period of not more than sixty (60) days prior to the Must-Take Premises Commencement Date. Notwithstanding the foregoing or anything to the contrary contained herein, Tenant may choose to commence to conduct Business Operations in approximately 15,000 rentable square foot increments (up to a total of approximately 30,000 rentable square feet) of the 6290 Must-Take Premises prior to the 6290 Must-Take Premises Commencement Date, in which case Tenant shall so notify Landlord in writing of such commencement of Business Operations in such increment(s) and, commencing upon the date Tenant first commences to conduct Business Operations in such increment(s), and continuing until the 6290 Must-Take Premises Commencement Date, Tenant shall be obligated to pay Base Rent at the rate of $1.80 per rentable square foot of such increment per month. For clarity, Landlord and Tenant hereby acknowledge that if Tenant elects to commence to conduct Business Operations in two (2) increments of approximately 15,000 rentable square feet each, for an aggregate total of approximately 30,000 rentable square feet, then so long as such aggregate total remains less than approximately 32,000 rentable square feet, and so long as such Business Operations commence prior to the date which is

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twenty-four (24) months after the Expansion Commencement Date, the 6290 Must-Take Premises Commencement Date shall not be deemed to have occurred merely by Tenant electing to commence to conduct Business Operations in such two (2) increments of approximately 15,000 rentable square feet each. Landlord shall deliver possession of the 6290 Must-Take Premises to Tenant concurrently with its delivery of possession of the 6290 Initial Premises to Tenant, and therefore during the period prior to the 6290 Must-Take Premises Commencement Date, other than (i) Tenant's obligation to pay Base Rent with respect to the 6290 Must-Take Premises, and (ii) Tenant's right to use the 6290 Must-Take Premises for the Permitted Use, all of the terms and conditions of the Lease shall apply during the period occurring prior to the date immediately preceding the 6290 Must-Take Premises Commencement Date as if the 6290 Must-Take Premises Commencement Date had occurred (it nevertheless being acknowledged that the 6290 Must-Take Premises Commencement Date shall not actually occur until the occurrence of the same pursuant to the terms of this Section 2.2). Therefore, concurrently with Landlord's delivery of possession of the 6290 Initial Premises, Tenant shall be obligated to pay Tenant’s Share of Direct Expenses in connection with the 6290 Expansion Premises in accordance with the terms of Article 4 of the Lease, and Section 5 of this Second Amendment. Subject to Section 1 of the Work Letter Agreement, Tenant shall accept the 6290 Initial Premises and Base Building from Landlord in their presently existing, "as-is" condition, and Landlord and Tenant hereby acknowledge that effective as of the 6290 Must-Take Premises Commencement Date, the "Premises" shall be comprised of a total of 218,815 rentable square feet consisting of the Existing Premises, the 6290 Initial Premises and the 6290 Must-Take Premises (i.e., the entire 6340 Building, 6310 Building and 6290 Building). Promptly after the occurrence of the Expansion Commencement Date and the 6290 Must-Take Premises Commencement Date, Landlord and Tenant shall execute a written confirmation of such dates.
2.3.    No-Remeasurement of 6290 Expansion Premises. For purposes of the Lease (as hereby amended), "rentable square feet" of the Premises shall be deemed as set forth in Recital A and Recital B of this Second Amendment, and therefore neither Landlord nor Tenant shall have the right to re-measure the Premises at any time.
2.4.    Right of First Refusal. Section 2.4 of the First Amendment shall be deleted and shall be of no further force or effect and in lieu thereof, Landlord hereby grants to Tenant a continuing right of first refusal to lease space in any of the following buildings owned by Landlord in San Diego, California (collectively, the "First Refusal Space"): 6260 Sequence Drive, 6350 Sequence Drive, 10390 Pacific Center Court, 10394 Pacific Center Court, 10398 Pacific Center Court, 10421 Pacific Center Court, 10445 Pacific Center Court and 10455 Pacific Center Court (individually, an "Encumbered Building" and collectively, the "Encumbered Buildings"). Notwithstanding the foregoing (i) such first refusal right of Tenant shall become effective only following the expiration or earlier termination of the applicable existing lease pertaining to the First Refusal Space (collectively, the "Superior Leases"), including any renewal or extension of such existing lease, whether or not such renewal or extension is pursuant to an express written provision in such lease, and regardless of whether any such renewal or extension is consummated pursuant to a lease amendment or a new lease, and (ii) Tenant's first refusal right shall be subordinate and secondary to all rights of expansion, first offer, first refusal or similar rights granted to the tenants of the Superior Leases (the rights described in items (i) and (ii), above to be known collectively as

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"Superior Rights"). Tenant's right of first refusal shall be on the terms and conditions set forth in this Section 2.4.
2.4.1.    Procedure. Landlord shall notify Tenant (the "First Refusal Notice") from time to time when Landlord receives a proposal or request for proposal that Landlord would seriously consider for First Refusal Space, where no holder of a Superior Right desires to lease such space. The First Refusal Notice shall describe the space so offered to Tenant and shall set forth Landlord's proposed material economic terms and conditions applicable to Tenant's lease of such space (collectively, the "Economic Terms"), including the proposed term of lease and the proposed rent payable for the First Refusal Space. Notwithstanding the foregoing, Landlord's obligation to deliver the First Refusal Notice shall not apply during the last twelve (12) months of the New Expansion Term (as defined in Section 3.1 below) nor during the last twelve (12) months of the first Option Term, unless Tenant has delivered an Exercise Notice to Landlord pursuant to Section 3.4.3 below.
2.4.2.    Procedure for Acceptance. If Tenant wishes to exercise Tenant's right of first refusal with respect to the space described in the First Refusal Notice, then within ten (10) business days after delivery of the First Refusal Notice to Tenant, Tenant shall deliver an unconditional irrevocable notice to Landlord of Tenant's exercise of its right of first refusal with respect to the entire space described in the First Refusal Notice, and the Economic Terms shall be as set forth in the First Refusal Notice. If Tenant does not unconditionally exercise its right of first refusal within the ten (10) business day period, then Landlord shall be free to lease the space described in the First Refusal Notice to anyone to whom Landlord desires on any terms Landlord desires and Tenant's right of first refusal shall terminate as to the First Refusal Space described in the First Refusal Notice; provided, however, that if Landlord intends to enter into a lease upon Economic Terms which are more than ten percent (10%) more favorable to a third (3rd) party tenant than those Economic Terms proposed by Landlord in the First Refusal Notice, Landlord shall first deliver written notice to Tenant ("Second Chance Notice") providing Tenant with the opportunity to lease such First Refusal Space on such more favorable Economic Terms. Tenant's failure to elect to lease the First Refusal Space upon such more favorable Economic Terms by written notice to Landlord within three (3) business days after Tenant's receipt of such Second Chance Notice from Landlord shall be deemed to constitute Tenant's election not to lease such space upon such more favorable Economic Terms, in which case Landlord shall be entitled to lease such space to any third (3rd) party on terms no more favorable to the third (3rd) party than those set forth in the Second Chance Notice. Furthermore, if Landlord fails to enter into a lease with a third (3rd) party for such First Refusal Space within six (6) months after the date of the First Refusal Notice, Landlord shall again be obligated to provided Tenant with a First Refusal Notice and the procedure described herein shall be repeated prior to Landlord's lease of such First Refusal Space to a third (3rd) party. If Landlord does lease such First Refusal Space to a third (3rd) party tenant pursuant to the terms and conditions of this Section 2.4.2 above, Tenant shall have a continuing right of first refusal to lease such First Refusal Space after the expiration or earlier termination of such third (3rd) party lease, and the new third (3rd) party lease for such First Refusal Space shall be deemed to be a Superior Lease, and Tenant’s continuing right of first refusal shall thereafter be subject the Superior Rights associated with such Superior Lease. Notwithstanding anything to the contrary contained herein, Tenant must elect to exercise its right of first refusal, if at all, with respect to all of the space offered by Landlord

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to Tenant at any particular time, and Tenant may not elect to lease only a portion thereof unless Landlord expressly provides to the contrary in the applicable First Refusal Notice.
2.4.3.    Lease of First Refusal Space. If Tenant timely and properly exercises Tenant's right to lease the First Refusal Space as set forth herein, Landlord and Tenant shall execute, at Landlord's option, either a new lease for the First Refusal Space or an amendment adding such First Refusal Space to the Lease (as amended), in each case upon the Economic Terms provided in this Section 2.4. If the First Refusal Space consists of only a portion of the applicable building, such lease or amendment shall include appropriate provisions to account for the fact that such space is being leased in a multi-tenant building rather than a single-tenant building.
2.4.4.    No Defaults. The rights contained in this Section 2.4 shall be personal to the Original Tenant and any Permitted Transferee, and may only be exercised by the Original Tenant or a Permitted Transferee (and not any other assignee, sublessee or other transferee of the Original Tenant's interest in the Lease). Tenant shall not have the right to lease First Refusal Space as provided in this Section 2.4 if, as of the date of the First Refusal Notice, an Event of Default exists and remains uncured when Tenant delivers its notice of exercise.
2.4.5.    No Future Obligation. The obligations contained in this Section 2.4 shall apply to the Landlord originally named herein, and shall only apply to a future owner of an Encumbered Building to the extent such future owner is also then the owner of the 6340 Building, the 6310 Building and/or the 6290 Building (individually, an "Original Building" and collectively, the "Original Buildings") (and only if Tenant then still leases such Original Building(s)). For clarity, a future owner of an Encumbered Building shall only have the obligation to honor Tenant's right of first refusal if, at such time, such owner then also owns one (1) or more Original Buildings, but such future owner shall not have the obligation to honor the right of first refusal if, at such time, Tenant no longer leases (by virtue of Section 3.4 below, Section 3.5 below or otherwise) any of the Original Buildings then owned by such future owner.
3.    Term.
3.1.    Extension of Existing Premises Lease Term. Landlord and Tenant acknowledge that Tenant's lease of the Existing Premises is scheduled to expire on November 30, 2016, pursuant to the terms of the Lease. Notwithstanding anything to the contrary in the Lease, the term of Tenant's lease of the Existing Premises shall be extended to expire coterminously with the term of Tenant's lease of the 6290 Expansion Premises on the New Expiration Date, unless sooner terminated as provided in the Lease, as hereby amended. The "New Expiration Date" shall be the date immediately preceding the seventh (7th) anniversary of the Expansion Commencement Date; provided, however, that if the Expansion Commencement Date is a date other than the first (1st) day of a month, the New Expiration Date shall be the last day of the month which is eighty-four (84) months after the month in which the Expansion Commencement Date falls. The period commencing on the Expansion Commencement Date and terminating on the New Expiration Date shall be referred to herein as the "New Expansion Term."
3.2.    The 6290 Initial Premises. The term of Tenant's lease of the 6290 Initial Premises (the "6290 Initial Premises Term") shall commence on the Expansion Commencement

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Date and shall expire on the New Expiration Date, unless sooner terminated or otherwise extended as expressly provided in the Lease, as hereby amended.
3.3.    The 6290 Must-Take Premises. The term of Tenant's lease of the 6290 Must-Take Premises (the "6290 Must-Take Premises Term") shall commence on the 6290 Must-Take Premises Commencement Date and shall expire on the New Expiration Date, unless sooner terminated as provided in the Lease, as hereby amended.
3.4.    Option Terms. Section 2.2 of the Original Lease and Section 3.4 of the First Amendment shall be null and void and in lieu thereof, Landlord hereby grants the Original Tenant and any "Permitted Transferee," as that term is set forth in Section 14.8 of the Original Lease, two (2) separate options to extend the Lease Term for all of the 6340 Building, all of the 6310 Building and/or all of the 6290 Building (but not for just a portion of any building), with each such option to extend to be for a period of not less than three (3) years and not more than five (5) years, with the specific period for such option to extend to be identified by Tenant in the Notice delivered to Landlord for the exercise of such option to extend (the "Option Terms"). For clarity, (i) Tenant may elect to have each Option Term be for any period of time between three (3) years and not more than five (5) years, (ii) the period so selected by Tenant for the Option Term must apply to all buildings for which Tenant chooses to exercise such extension option (so that Tenant may not vary the period of the Option Term between or among such buildings), and (iii) the period selected by Tenant for the first Option Term shall have no bearing on the period that Tenant may select for the second (2nd) Option Term. Additionally, Tenant may elect to extend the Lease Term for any or all of the 6340 Building, the 6310 Building or the 6290 Building, but in no event may Tenant exercise the second (2nd) option to extend for any such building for which the New Expansion Term was not extended for the first Option Term.
3.4.1.    Option Rights. Such options shall be exercisable only by Notice delivered by Tenant to Landlord as provided below, provided that, as of the date of delivery of such Notice, (i) no "Event of Default," as that term is set forth in Section 19.1 of the Original Lease, is then occurring, (ii) no more than one (1) Event of Default has occurred during the prior twelve (12) month period, (iii) no more than three (3) Events of Default have occurred during the New Expansion Term, and (iv) the Original Tenant and any Permitted Transferee are in occupancy of no less than fifty percent (50%) of the applicable building(s). Upon the proper exercise of such option to extend, and provided that, as of the end of the then applicable Lease term, (A) no Event of Default is then occurring, (B) no more than one (1) Event of Default has occurred during the prior twelve (12) month period, (C) no more than three (3) Events of Default have occurred during the Lease Term, and (D) the Original Tenant and any Permitted Transferee are in occupancy of no less than fifty percent (50%) of the applicable building(s), then the New Expansion Term or first Option Term, as applicable, shall be extended for the period identified by Tenant for such Option Term. The rights contained in this Section 3.4 may only be exercised by the Original Tenant and/or a Permitted Transferee (and not any other assignee, sublessee or other transferee of the Original Tenant's interest in the Lease, as amended).
3.4.2.    Option Rent. The Rent payable by Tenant during the Option Term (the "Option Rent") shall be equal to the lesser of (i) the Base Rent payable for such space immediately prior to the Option Term with a 3.25% increase as of the first day of the Option Term

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and 3.25% annual increases thereafter throughout the Option Term (the "Escalated Rent"), or (ii) the Market Rent as set forth below. The term "Market Rent" shall mean rent (including additional rent and considering any "base year" or "expense stop" applicable thereto), including all escalations, at which tenants, as of the commencement of the applicable Option Term are, pursuant to transactions completed within the twenty-four (24) months prior to the first day of the applicable Option Term, leasing non-sublease, non-encumbered, non-synthetic, non-equity space (unless such space was leased pursuant to a definition of "fair market" comparable to the definition of Market Rent) comparable in size, location and quality to the applicable building(s) for a "Comparable Term," as that term is defined in this Section 3.4.2 (the "Comparable Deals"), which comparable space is located in the "Comparable Buildings," as that term is defined in this Section 3.4.2, giving appropriate consideration to the annual rental rates per rentable square foot (adjusting the base rent component of such rate to reflect a net value after accounting for whether or not utility expenses are directly paid by the tenant such as Tenant's direct utility payments provided for in Section 6.1 of the Original Lease), the standard of measurement by which the rentable square footage is measured, the ratio of rentable square feet to usable square feet, and taking into consideration only, and granting only, the following concessions (provided that the rent payable in Comparable Deals in which the terms of such Comparable Deals are determined by use of a discounted fair market rate formula shall be equitably increased in order that such Comparable Deals will not reflect a discounted rate) (collectively, the "Rent Concessions"): (a) rental abatement concessions or build-out periods, if any, being granted such tenants in connection with such comparable spaces; (b) improvements or improvement allowances provided or to be provided for such comparable space, taking into account the value of the existing improvements in the Premises, such value to be based upon the age, quality and layout of the improvements and the extent to which the same could be utilized by general office users as contrasted with this specific Tenant, (c) any Proposition 13 protection, and (d) all other monetary concessions, if any, being granted such tenants in connection with such comparable space; provided, however, that notwithstanding anything to the contrary herein, no consideration shall be given to the fact that Landlord is or is not required to pay a real estate brokerage commission in connection with the applicable term or the fact that the Comparable Deals do or do not involve the payment of real estate brokerage commissions. The term "Comparable Term" shall refer to the length of the lease term, without consideration of options to extend such term, for the space in question. In addition, the determination of the Market Rent shall include a determination as to whether, and if so to what extent, Tenant must provide Landlord with financial security, such as a letter of credit or guaranty, for Tenant's rent obligations during any Option Term. Such determination shall be made by reviewing the extent of financial security then generally being imposed in Comparable Transactions upon tenants of comparable financial condition and credit history to the then existing financial condition and credit history of Tenant (with appropriate adjustments to account for differences in the then-existing financial condition of Tenant and such other tenants). If in determining the Market Rent, Tenant is entitled to an improvement allowance or comparable allowance for the improvement of the applicable building(s) (the "Option Term TI Allowance"), Landlord may, at Landlord's sole option, elect any or a portion of the following: (A) to grant some or all of the Option Term TI Allowance to Tenant in the form as described above (i.e., as an improvement allowance), and/or (B) to reduce the rental rate component of the Market Rent to be an effective rental rate which takes into consideration that Tenant will not receive the total dollar value of such Option Term TI Allowance (in which case the Option Term TI Allowance evidenced in the effective rental rate shall not be granted to Tenant).

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The term "Comparable Buildings" shall mean the Premises and other institutionally owned, office/lab buildings which are comparable to the Premises in terms of age (based upon the date of completion of construction or major renovation as to the building containing the portion of the Premises in question), quality of construction, level of services and amenities (including parking availability, type and cost), size and appearance, and are located in the Sorrento Mesa / UTC area of San Diego, California (the "Comparable Area").
3.4.3.    Exercise of Options. The options contained in this Section 3.4 shall be exercised by Tenant, if at all, only in the manner set forth in this Section 3.4.3. Tenant shall deliver notice (the "Exercise Notice") to Landlord not more than fifteen (15) months nor less than twelve (12) months prior to the expiration of the then existing Lease Term, stating that Tenant is thereby exercising its option. The Exercise Notice shall specify whether Tenant is exercising such option as to all of the 6340 Building, all of the 6310 Building and/or all of the 6290 Building. Within thirty (30) days following its delivery of such Exercise Notice, Tenant shall deliver to Landlord Tenant's calculation of the Market Rent or indicate that the Escalated Rent is less than the Market Rent (the "Tenant's Option Rent Calculation"). Landlord shall deliver notice (the "Landlord Response Notice") to Tenant on or before the date which is thirty (30) days after Landlord's receipt of Tenant's Option Rent Calculation (the "Landlord Response Date"), stating that (A) Landlord is accepting Tenant's Option Rent Calculation, or (B) if Tenant's Option Rent Calculation indicates that Tenant believes that the Market Rent is less than the Escalated Rent, rejecting Tenant's Option Rent Calculation and setting forth Landlord's calculation of the Market Rent (the "Landlord's Option Rent Calculation"). Within fifteen (15) business days of its receipt of the Landlord Response Notice, Tenant may, at its option, accept Landlord's Option Rent Calculation. If Tenant does not affirmatively accept or Tenant rejects Landlord's Option Rent Calculation, the parties shall follow the procedure, and the Market Rent shall be determined as set forth in Section 3.4.4. By way of clarification, if Tenant's Option Rent Calculation indicates that the Escalated Rent is less than the Market Rent or if the parties otherwise agree that the Escalated Rent is less than the Market Rent, then the Escalated Rent shall apply and there shall be no need for determination of the Market Rent.
3.4.4.    Determination of Market Rent. In the event Tenant objects or is deemed to have objected to the Market Rent, Landlord and Tenant shall attempt to agree upon the Market Rent using reasonable good-faith efforts. If Landlord and Tenant fail to reach agreement within sixty (60) days following Tenant's objection or deemed objection to the Landlord's Option Rent Calculation (the "Outside Agreement Date"), then, within two (2) business days following such Outside Agreement Date, (x) Landlord may reestablish the Landlord's Option Rent Calculation by delivering written notice thereof to Tenant, and (y) Tenant may reestablish the Tenant's Option Rent Calculation by delivering written notice thereof to Tenant. If Landlord and Tenant thereafter fail to reach agreement within seven (7) business days of the Outside Agreement Date, then in connection with the Option Rent, Landlord's Option Rent Calculation and Tenant's Option Rent Calculation, each as most recently delivered to the other party pursuant to the TCCs of this Section 3.4.4, shall be submitted to the "Neutral Arbitrator," as that term is defined in Section 3.4.4.1 of this Second Amendment, pursuant to the TCCs of this Section 3.4.4; provided, however, to the extent Tenant delivers to Landlord, within seven (7) business days of the Outside Agreement Date, a written notice rescinding its Exercise Notice, then the Lease Term shall not be extended for the

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Option Term, but shall instead expire as originally scheduled, pursuant to the remaining TCCs of the Lease, as amended. The submittals shall be made concurrently with the selection of the Neutral Arbitrator pursuant to this Section 3.4.4 and shall be submitted to arbitration in accordance with Section 3.4.4.1 through 3.4.4.5 of this Second Amendment, but subject to the conditions, when appropriate, of Section 3.4.3.
3.4.4.1    Landlord and Tenant shall mutually, reasonably appoint one (1) arbitrator who shall by profession be a commercial real estate broker or a commercial real estate appraiser who shall have been active over the five (5) year period ending on the date of such appointment in the leasing (or appraisal, as the case may be) of first-class corporate headquarters properties in the Comparable Area (the "Neutral Arbitrator"). The determination of the Neutral Arbitrator shall be limited solely to the issue of whether Landlord's Option Rent Calculation or Tenant's Option Rent Calculation, each as submitted to the Neutral Arbitrator pursuant to Section 3.4.4, above, is the closest to the actual Market Rent as determined by such Neutral Arbitrator, taking into account the requirements of Section 3.4.2 of this Second Amendment. Such Neutral Arbitrator shall be appointed within fifteen (15) days after the applicable Outside Agreement Date. Neither the Landlord nor Tenant may, directly or indirectly, consult with the Neutral Arbitrator prior to subsequent to his or her appearance. The Neutral Arbitrator shall be retained via an engagement letter jointly prepared by Landlord's counsel and Tenant's counsel.
3.4.4.2    The Neutral Arbitrator shall, within thirty (30) days of his/her appointment, reach a decision as to Market Rent and determine whether the Landlord's Option Rent Calculation or Tenant's Option Rent Calculation, each as submitted to the Neutral Arbitrator pursuant to Section 3.4.4, above, is closest to Market Rent as determined by such Neutral Arbitrator and simultaneously publish a ruling ("Award") indicating whether Landlord's Option Rent Calculation or Tenant's Option Rent Calculation is closest to the Market Rent as determined such Neutral Arbitrator. Following notification of the Award, the Landlord's Option Rent Calculation or Tenant's Option Rent Calculation, whichever is selected by the Neutral Arbitrator as being closest to Market Rent, shall become the then applicable Option Rent.
3.4.4.3    The Award issued by such Neutral Arbitrator shall be binding upon Landlord and Tenant.
3.4.4.4    If Landlord and Tenant fail to appoint the Neutral Arbitrator within fifteen (15) days after the applicable Outside Agreement Date, either party may petition the presiding judge of the Superior Court of San Diego County to appoint such Neutral Arbitrator subject to the criteria in Section 3.4.4.1 of this Second Amendment, or if he or she refuses to act, either party may petition any judge having jurisdiction over the parties to appoint such Neutral Arbitrator.
3.4.4.5    The cost of arbitration shall be paid by Landlord and Tenant equally.
3.5.    Termination Option. Provided Tenant fully and completely satisfies each of the conditions set forth in this Section 3.5, Tenant shall have the one-time option ("Termination Option") to terminate the Lease (as amended) as to the 6340 Building, the 6310 Building and/or the 6290 Building effective as of any date of the New Expansion Term selected by Tenant after the

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date which is fifty-four (54) months after the Expansion Commencement Date specified in Section 2.1 hereof (any such date to be referred to herein as the "Termination Date"); provided, however, that in no event may Tenant exercise the Termination Option with respect to the 6310 Building unless Tenant also exercises the Termination Option for the 6340 Building and/or the 6290 Building and in no event may Tenant exercise the Termination Option for just a portion of any building. In order to exercise the Termination Option, Tenant must fully and completely satisfy each and every one of the following conditions: (a) Tenant must give Landlord written notice ("Termination Notice") of its exercise of the Termination Option, which Termination Notice shall specify the applicable Termination Date and which Termination Notice must be delivered to Landlord at least twelve (12) months prior to the designated Termination Date, (b) at the time of the Termination Notice, an Event of Default must not exist, and (c) concurrently with Tenant's delivery of the Termination Notice to Landlord, Tenant shall pay to Landlord a termination fee ("Termination Fee") equal to the sum of (i) the "Amortization Installment", comprised of the unamortized balance, as of the Termination Date, of the (A) Improvement Allowance and Additional Allowance (if applicable) actually utilized by Tenant for such space pursuant to Section 2.1 of the Work Letter Agreement, (B) brokerage commissions paid by Landlord in connection with this Second Amendment and applicable to such space, and (C) Base Rent Abatement applicable to such space pursuant to Section 4.3 below, plus (ii) the "Base Rent Installment", comprised of an amount equal to three (3) months of Base Rent for such space calculated at the rate payable as of the date of delivery of the Termination Notice. Amortization pursuant to subsection (i), above, shall be calculated on a straight-line basis without an interest component over a seven (7) year amortization schedule (with respect to the 6290 Initial Premises), over a period from the 6290 Must-Take Premises Commencement Date through the New Expiration Date (with respect to the 6290 Must-Take Premises) and over the period from December 1, 2016 through the New Expiration Date (with respect to the Existing Premises). Upon written request from Tenant delivered to Landlord at any time prior to Tenant's delivery of the Termination Notice, Landlord and Tenant shall use good faith efforts to mutually agree upon the calculation of the Amortization Installment. Notwithstanding Tenant's payment of the Termination Fee, Tenant shall remain responsible for payment of Base Rent and all other obligations of Tenant with respect to such space through the Termination Date.
4.    Base Rent.
4.1.    Existing Premises. Base Rent for the Existing Premises shall continue to be paid pursuant to the Base Rent Schedule set forth in Section 4.1 of the First Amendment through November 30, 2016. Commencing as of December 1, 2016 and continuing through the New Expiration Date, Base Rent shall be payable for the Existing Premises as follows:

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Period	Annualized Base Rent	Monthly Installment of Base Rent**	Approximate Monthly Rental Rate per Rentable Square Foot
December 1, 2016 to November 30, 2017	$2,782,404.00	$231,867.00*	$1.800
December 1, 2017 to November 30, 2018	$2,872,832.16	$239,402.68	$1.859
December 1, 2018 to November 30, 2019	$2,966,199.12	$247,183.26	$1.919
December 1, 2019 to November 30, 2020	$3,062,600.64	$255,216.72	$1.981
December 1, 2020 to November 30, 2021	$3,162,135.12	$263,511.26	$2.046
December 1, 2021 to New Expiration Date	$3,264,904.56	$272,075.38	$2.112
* Subject to abatement as provided in Section 4.3 below. ** Based upon 3.25% annual increases.
4.2.    The 6290 Expansion Premises. Commencing on the Expansion Commencement Date and continuing throughout the New Expansion Term, Tenant shall pay to Landlord monthly installments of Base Rent for the entire 6290 Expansion Premises as follows:

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Year of New Expansion Term	Annualized Base Rent	Monthly Installment of Base Rent***	Approximate Monthly Rental Rate per Rentable Square Foot
1**	$972,000.00◊	$81,000.00*◊	$1.800
2**	$1,003,590.00	$83,632.50	$1.859
3	$2,072,520.00	$172,710.00	$1.919
4	$2,139,876.96	$178,323.08	$1.981
5	$2,209,422.84	$184,118.57	$2.046
6	$2,281,229.16	$190,102.43	$2.112
7	$2,355,369.12	$196,280.76	$2.181
* If the Expansion Commencement Date falls on a day of the month which is not the first day of such month, the Base Rent for such fractional month shall accrue on a daily basis and shall total an amount equal to the product of (i) a fraction, the numerator of which is the number of days in such fractional month and the denominator of which is the actual number of days occurring in such calendar month, and (ii) the then-applicable monthly installment of Base Rent. Such fractional month shall be added to the first year of the New Expansion Term.

** The foregoing schedule assumes the 6290 Must-Take Premises Commencement Date occurs on the date which is two (2) years after the Expansion Commencement Date. To the extent the 6290 Must-Take Premises Commencement Date occurs prior to such date, and/or extent Tenant elects to commence Business Operations in increments of the 6290 Must-Take Premises prior to such date, the foregoing schedule shall be updated.

*** Based upon 3.25% annual increases.
◊ Subject to abatement as set forth in Section 4.3 below.
4.3.    Base Rent Abatement. Provided that no Event of Default is then occurring, then (i) during the first seven (7) full calendar months of the 6290 Initial Premises Term, Tenant shall not be obligated to pay any Base Rent otherwise attributable to the 6290 Initial Premises, and (ii) during the period commencing December 1, 2016 and continuing through and including March 31, 2017, Tenant shall not be obligated to pay any Base Rent otherwise attributable to the Existing Premises. The Base Rent which is so abated pursuant to the immediately preceding sentence may be referred to herein as the ("Base Rent Abatement"). The Base Rent Abatement shall not apply to any Additional Monthly Base Rent payable pursuant to Section 2.1.2 of the Work Letter Agreement. Tenant acknowledges and agrees that notwithstanding such Base Rent Abatement, such abatement of Base Rent shall have no effect on the calculation of any future payments of Base Rent, Operating Expenses or Tax Expenses payable by Tenant pursuant to the terms of the Lease (as hereby amended), which payments shall be calculated without regard to such abatement of Base Rent or corresponding abatement periods. Such Base Rent Abatement has been granted to Tenant as additional consideration for entering into this Second Amendment, and for agreeing to pay the "rent" and performing the terms and conditions otherwise required under the Lease, as amended. Notwithstanding anything to the contrary set forth in this Section 4.3, to the extent an Event of

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Default is then occurring, then Landlord may at its option, by notice to Tenant, elect, in addition to any other remedies Landlord may have under the Lease, one or both of the following remedies: (i) that Tenant shall immediately become obligated to pay to Landlord all Base Rent abated hereunder, with interest as provided pursuant to the Lease from the date such Base Rent would have otherwise been due but for the abatement provided herein, or (ii) that the dollar amount of the unapplied portion of the Base Rent Abatement as of such Event of Default shall be converted to a credit to be applied to the Base Rent applicable to the Premises at the end of the New Expansion Term and Tenant shall immediately be obligated to begin paying Base Rent for the entire Premises in full.
5.    Direct Expenses.
5.1.    Tenant's Share. Tenant's share with respect to the Existing Premises shall continue to be 100%. Tenant's share with respect to the 6290 Building shall, effective as of the Expansion Commencement Date, be 100%.
5.2.    "Project" Definition. Landlord and Tenant hereby expressly acknowledge and agree that the definition of the "Project" shall be revised to mean (i) the 6340 Building and its Common Areas, (ii) the land (which is improved with landscaping, parking facilities and other improvements) upon which the 6340 Building and its Common Areas are located, (iii) the 6310 Building and its Common Areas, (iv) the land (which is improved with landscaping, parking facilities and other improvements) upon which the 6310 Building and its Common Areas are located, (v) the 6290 Building and its Common Areas, and (vi) the land (which is comprised with landscaping, parking facilities and other improvements) upon which the 6290 Building and its Common Areas are located. As the Project contains more than one (1) building, the parties acknowledge that the costs and expenses incurred in connection with the Project (i.e. the Direct Expenses) should be shared among the 6340 Building, the 6310 Building and the 6290 Building. Accordingly, as set forth in Section 4.2 of the Lease, Direct Expenses are determined annually for the Project as a whole, and a portion of the Direct Expenses, which portion shall be determined by Landlord on an equitable basis, shall be allocated to the 6340 Building, the 6310 Building or the 6290 Building (as the case may be) and such portion shall be the Direct Expenses for purposes of the Lease (as amended). Such portion of Direct Expenses allocated to the 6310 Building shall include all Direct Expenses attributable solely to the 6310 Building and an equitable portion of the Direct Expenses attributable to the Project as a whole. Such portion of Direct Expenses allocated to the 6340 Building shall include all Direct Expenses attributable solely to the 6340 Building and an equitable portion of the Direct Expenses attributable to the Project as a whole. Such portion of Direct Expenses allocated to the 6290 Building shall include all Direct Expenses attributable solely to the 6290 Building and an equitable portion of the Direct Expenses attributable to the Project as a whole.
5.3.    Direct Expense Cap. Landlord and Tenant acknowledge and agree that the cap on Direct Expenses otherwise set forth in Section 4.4 of the Original Lease is no longer applicable. However, Landlord agrees that the management fee payable throughout the New Expansion Term shall be three percent (3%) of the Rent payable for the Premises per year.
5.4.    Proposition 13 Protection. Notwithstanding anything to the contrary contained in this Lease, in the event that, at any time during the first three (3) years of the New

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Expansion Term, a sale or change in ownership of all or any portion of the Project is consummated, and as a result thereof, and to the extent that in connection therewith, all or any portion of the Project is reassessed (the "Reassessment") for real estate tax purposes by the appropriate governmental authority pursuant to the terms of Proposition 13, then the following provisions shall apply to such Reassessment of the Project.
5.4.1.    Tax Increase. For purposes of this Section 5.4, the term "Tax Increase" shall mean that portion of the Tax Expenses, as calculated immediately following the Reassessment, which is attributable solely to the Reassessment. Accordingly, the term Tax Increase shall not include any portion of the Tax Expenses, as calculated immediately following the Reassessment, which (i) is attributable to the initial assessment of the value of the Project or the tenant improvements located in the Project, (ii) is attributable to assessments which were pending immediately prior to the Reassessment which assessments were conducted during, and included in, such Reassessment, or which assessments were otherwise rendered unnecessary following the Reassessment, or (iii) is attributable to the annual inflationary increase of real estate taxes permitted to be assessed annually under Proposition 13, or (iv) is attributable to Tax Expenses calculated prior to the Reassessment without including any Proposition 8 reduction. During the first three (3) years of the New Expansion Term, any Tax Increase shall be excluded from Tax Expenses. After the first three (3) years of the New Expansion Term, any Tax Increase (including any Tax Increase which may occur during the first three (3) years of the New Expansion Term) shall be included in Tax Expenses.
5.4.2.    Buy-Back Right. The amount of Tax Expenses which Tenant is not obligated to pay or will not be obligated to pay during the first three (3) years of the New Expansion Term in connection with a particular Reassessment pursuant to the terms of this Section 5.4, shall be sometimes referred to hereafter as a "Proposition 13 Protection Amount." If the occurrence of a Reassessment is reasonably foreseeable by Landlord and the Proposition 13 Protection Amount attributable to such Reassessment can be reasonably quantified or estimated, the terms of this Section 5.4.2 shall apply to such Reassessment. Upon notice to Tenant, Landlord shall have the right to purchase the Proposition 13 Protection Amount relating to the applicable Reassessment (the "Applicable Reassessment"), at any time prior to expiration of the third (3rd) year of the New Expansion Term, by paying to Tenant an amount equal to the Proposition 13 Purchase Price, as that term is defined below, provided that the right of any successor of Landlord to exercise its right of repurchase hereunder shall not apply to any Reassessment which results from the event pursuant to which such successor of Landlord became the Landlord under the Lease, as amended. As used herein, "Proposition 13 Purchase Price" shall mean the present value of the Proposition 13 Protection Amount remaining as of the date of payment of the Proposition 13 Purchase Price by Landlord. Such present value shall be calculated (i) by using the portion of the Proposition 13 Protection Amount attributable to each remaining year of the New Expansion Term (as though the portion of such Proposition 13 Protection Amount benefited Tenant at the end of each year), as the amounts to be discounted, and (ii) by using discount rates for each amount to be discounted equal to (A) the prime interest rate, as reported in the Wall Street Journal as of the date of Landlord's exercise of its right to purchase, as set forth in this Section 5.4, plus (B) two percent (2%) per annum. Upon such payment of the Proposition 13 Purchase Price, the provisions of Section 5.4.1 of this Second Amendment shall not apply to any Tax Increase attributable to the Applicable Reassessment.

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Since Landlord is estimating the Proposition 13 Purchase Price because a Reassessment has not yet occurred, then when such Reassessment occurs, if Landlord has underestimated the Proposition 13 Purchase Price, then upon notice by Landlord to Tenant, Tenant's Base Rent next due shall be credited with the amount of such underestimation, and if Landlord overestimates the Proposition 13 Purchase Price, then upon notice by Landlord to Tenant, Base Rent next due shall be increased by the amount of the overestimation.
6.    Improvements. Except as specifically set forth herein, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the 6290 Expansion Premises, and Tenant shall accept the 6290 Expansion Premises in its presently existing, "as-is" condition. Notwithstanding the foregoing, Landlord shall perform the work and otherwise construct the improvements in the 6290 Expansion Premises pursuant to the terms of the Work Letter Agreement, attached hereto as Exhibit B and Tenant may construct improvements in the 6290 Expansion Premises and renovate the Existing Premises in accordance with the Work Letter Agreement.
7.    Broker. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Second Amendment other than Cushman & Wakefield of San Diego, Inc. (the "Broker"), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Second Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party's dealings with any real estate broker or agent, other than the Broker, occurring by, through, or under the indemnifying party. The terms of this Section 7 shall survive the expiration or earlier termination of this Second Amendment.
8.    Parking.
8.1.    In General. Notwithstanding anything to the contrary contained in the Lease, effective as of the Expansion Commencement Date and continuing throughout the New Expansion Term, Tenant shall be entitled to use of all of the parking areas for the Project as shown on Exhibit C attached hereto and made a part hereof ("Parking Areas"). Tenant's use of the Parking Areas shall be in accordance with the provisions of Article 28 of the Original Lease; provided, however, that Tenant may, subject to CC&R's and Applicable Laws, at Tenant's sole cost, (i) designate any parking stalls within the Parking Areas as reserved and assigned for Tenant's exclusive use, and (ii) re-stripe all or any portion of the Parking Areas and/or implement tandem assisted valet parking. Furthermore, Landlord agrees that Tenant may structure parking arrangements with other tenants located within other properties owned by Landlord in the vicinity of the Project and Landlord shall consent to any such agreements, provided such agreements are in compliance with the terms of Landlord's lease with such other tenant(s).
8.2.    Supplemental Parking Passes. Tenant shall continue to have the right to the Supplemental Parking Passes as provided in Section 8.2 of the First Amendment through November 30, 2016. However, effective as of the date of full execution and delivery of this Second

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Amendment, the seventy (70) parking spaces to which Tenant is entitled at 6260 Sequence Drive pursuant to the first sentence of Article 28 of the Original Lease shall be relocated to the parking lot for the 6340 Building.
8.3.    Additional Parking.
8.3.1.    Additional Parking Notice. If Tenant requires additional parking over and above the parking described in Sections 8.1 and 8.2 above, Tenant may notify Landlord in writing (the "Additional Parking Notice"), which Additional Parking Notice shall specify the number of additional parking stalls required by Tenant (up to a maximum of two hundred (200) additional stalls) (the "Requested Stalls"), and which Additional Parking Notice may be delivered by Tenant to Landlord at any time during the period from the first (1st) day of the twenty-fifth (25th) full calendar month of the New Expansion Term through and including the last day of the forty-eighth (48th) full calendar month of the New Expansion Term.
8.3.2.    Offsite Parking Stalls. If Tenant timely delivers an Additional Parking Notice to Landlord, Landlord shall then use good faith efforts to locate and contract for additional parking for Tenant at a location within the area ("Parking Limit Area") which is no greater than one-half (1/2) mile from the Project, but north of Mira Mesa Boulevard, for the number of Requested Stalls specified by Tenant in the Additional Parking Notice, but not in excess of two hundred (200) such additional parking stalls. Such additional parking stalls may be referred to herein as the "Offsite Parking Stalls". If Landlord is successful in locating and contracting for use of the Offsite Parking Stalls, Tenant shall be responsible for any costs associated with Tenant's use of such Offsite Parking Stalls including, without limitation, any rental costs, any costs incurred to shuttle employees to and from such Offsite Parking Stalls and any costs incurred by Tenant to implement a valet or other parking assistance solution. However, commencing as of the later of (i) the first day of the thirty-fifth (35th) full calendar month of the New Expansion Term or (ii) the first day of the calendar month after Landlord's receipt of the Additional Parking Notice from Tenant, Tenant shall be entitled to a credit against Base Rent payable by Tenant for the Premises in the amount of Ten Thousand Dollars ($10,000.00) per month ("Parking Credit"), which Parking Credit shall continue to apply for the remainder of the New Expansion Term.
8.3.3.    Parking Structure Option. If, despite Landlord's good faith efforts, Landlord is unable to locate and contract for the Offsite Parking Stalls within sixty (60) days after Landlord's receipt of an Additional Parking Notice, Landlord shall so notify Tenant thereof in writing (the "Parking Structure Option Notice"). If Landlord delivers a Parking Structure Option Notice to Tenant, Landlord shall no longer have an obligation to seek such Offsite Parking Stalls, but Tenant shall have the option to require Landlord to construct a parking structure (the "Parking Structure") at a location within the Parking Limit Area which shall include at least the number of Requested Stalls specified by Tenant in Tenant's Additional Parking Notice. Unless Tenant notifies Landlord in writing that Tenant has chosen not to pursue the use of such Parking Structure, within thirty (30) days after Landlord's delivery of the Parking Structure Option Notice, Landlord shall provide written notice to Tenant ("Parking Structure Detail Notice") describing the specific location selected by Landlord within the Parking Limit Area for construction of such Parking Structure (which location may be within the Project), the estimated total number of parking stalls that will be included within

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the Parking Structure, the estimated delivery date upon which the Parking Structure shall be available for use, and the total estimated costs of design, construction and permitting of such Parking Structure (collectively, "Parking Structure Costs") and Tenant's estimated financial contribution toward the Parking Structure Costs. Tenant's financial contribution to the Parking Structure Costs shall be an amount equal to the product of the actual total Parking Structure Costs multiplied by a fraction, the numerator of which is the number of Requested Stalls and the denominator of which is the total number of parking stalls located within said Parking Structure; provided, however, that in no event shall Tenant's contribution to the Parking Structure Costs exceed Four Million Dollars ($4,000,000.00). By way of example only, and not as a limitation upon the foregoing, if the number of Requested Stalls is two hundred (200) and such Parking Structure will contain three hundred (300) parking stalls and the total Parking Structure Costs are Four Million Five Hundred Thousand Dollars ($4,500,000.00), Tenant's portion of the Parking Structure Costs would be Three Million Dollars ($3,000,000.00), but if in the same example the total Parking Structure Costs are Seven Million Dollars ($7,000,000.00), Tenant's portion of the Parking Structure Costs would be capped at Four Million Dollars ($4,000,000.00). Tenant may choose to pay for all or any portion of Tenant's portion of Parking Structure Costs through application of Tenant's Parking Credit and/or by application of up to Four Million Dollars ($4,000,000.00) of the Improvement Allowance (as that term is defined in the Work Letter Agreement attached hereto as Exhibit B), provided that Tenant so notifies Landlord in writing of Tenant's election to apply such amounts (from Tenant's Parking Credit and/or the Improvement Allowance) on or before the last day of the forty-eighth (48th) full calendar month of the New Expansion Term.
8.3.4.    Parking Structure Agreement. Upon Landlord's delivery of the Parking Structure Detail Notice to Tenant, if Tenant chooses to proceed with Landlord's construction of the Parking Structure, Landlord and Tenant shall use good faith efforts to mutually agree upon and execute, within thirty (30) days following Tenant’s election to proceed with Landlord's construction of the Parking Structure, a definitive agreement documenting the terms of Landlord's obligation to construct the Parking Structure and Tenant's agreement to pay for its share of the Parking Structure Costs and other commercially reasonable terms for such agreement (the "Parking Structure Agreement"). Upon full execution and delivery of the Parking Structure Agreement by Landlord and Tenant, Landlord shall commence design, permitting and construction of the Parking Structure.
8.3.5.    Late Delivery of Parking Structure. In the event that substantial completion of the Parking Structure (i.e., completion other than minor "punch-list" items) has not occurred by the "Outside Date," which shall be the date which is twelve (12) month after the date of full execution and delivery of the Parking Structure Agreement, as such date may be extended by delays attributable to Force Majeure including, without limitation, any delays due to excess time in obtaining governmental permits or approvals for construction of the Parking Structure beyond the time period normally required to obtain such permits or approvals for similar structures in San Diego, California (collectively, "Force Majeure Delays"), then the sole remedy of Tenant shall be the right to deliver a notice to Landlord (the "Outside Date Termination Notice") electing to terminate Tenant's lease of the 6290 Building effective upon a date specified by Tenant in the Outside Date Termination Notice (the "Effective Date"). For each day of any such extension of such twelve (12) month period due to Force Majeure Delays, Tenant shall not be obligated to pay any Base Rent

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for the 6290 Building. The Outside Date Termination Notice must be delivered by Tenant to Landlord, if at all, not earlier than the Outside Date (as may be so extended) and prior to the date of substantial completion of the Parking Structure. If Tenant delivers the Outside Date Termination Notice to Landlord, then Landlord shall have the right to suspend such termination for a period ending thirty (30) days after Landlord's receipt of the Outside Date Termination Notice. In order to suspend such termination, Landlord must deliver to Tenant, within five (5) business days after Landlord's receipt of the Outside Date Termination Notice, (a) a written notice acknowledging that Tenant shall not be obligated to pay any Base Rent for the 6290 Building during such suspension period, and (b) a certificate of the general contractor for the Parking Structure certifying that it is such contractor's best good faith judgment that substantial completion of the Parking Structure will occur within thirty (30) days after the date of Landlord's receipt of the Outside Date Termination Notice. If substantial completion of the Parking Structure occurs within said thirty (30) day suspension period, then the Outside Date Termination Notice shall be of no further force or effect, and Tenant shall not be obligated to pay any Base Rent for the 6290 Building for the number of days after the Outside Date until the date substantial completion of the Parking Structure occurs. If, however, substantial completion of the Parking Structure does not occur within said thirty (30) day suspension period, then Tenant's lease of the 6290 Building shall terminate as of the Effective Date, Tenant shall not be obligated to pay any Base Rent for the 6290 Building during such thirty (30) day period, but all other provisions of this Second Amendment shall continue to apply.
9.    Signage. Effective upon the Expansion Commencement Date, all signage rights and responsibilities set forth in Article 23 of the Lease in connection with the Existing Premises shall additionally apply with respect to the 6290 Expansion Premises; provided, however, the logo to be displayed on such signage, which logo is identified on Exhibit D, is hereby approved by Landlord, and Landlord hereby consents to Tenant's Building-top signage on the 6290 Building having dimensions of up to three (3) feet high and twenty-five (25) feet long; provided, however, all other aspects of Tenant's signage (including, but not limited to, color and lighting) shall be subject to Landlord's prior written approval (which approval shall not be unreasonably withheld, conditioned or delayed). Tenant hereby acknowledges that, notwithstanding any approval by Landlord of Tenant's logo as well as the dimensions applicable to Tenant's Building-top sign on the 6290 Building, Landlord has made no representations or warranty to Tenant with respect to the probability of obtaining the necessary governmental approvals and/or permits for the same.
10.    Security Deposit/Letter of Credit. Landlord shall continue to hold the Security Deposit pursuant to the terms and conditions of Article 21 of the Original Lease and the L-C in accordance with the terms and provisions of Article 22 of the Original Lease throughout the New Expansion Term, as may be extended.
11.    Security System. Tenant shall be entitled to install, at Tenant's sole cost and expense (chargeable to the Improvement Allowance), a separate security system for any or all buildings of the Premises as an Alteration or as a part of the Improvements; provided, however, that the plans and specifications for any such system shall be subject to Landlord's reasonable approval, any such system must be compatible with the existing systems of the Project, Tenant's obligation to indemnify, defend and hold Landlord harmless as provided in, and subject to, Section 10.1 of the Original Lease shall also apply to Tenant's use and operation of any such system, and the installation of such

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system shall otherwise be subject to the terms and conditions of this Section 11. At Landlord's option, upon the expiration or earlier termination of the Lease (as amended), Tenant shall remove such security system and repair any damage to the Project resulting from such removal. Tenant shall at all times provide Landlord with a contact person who can disarm the system and who is familiar with the functions of the system in the event of a malfunction, and Tenant shall provide Landlord with the codes or other necessary information required to disarm the system in the event Landlord must enter the Premises in an emergency.
12.    Communication Equipment. If Tenant desires to use the roof of any building(s) constituting the Premises to install communication equipment to be used from the Premises, Tenant may so notify Landlord in writing ("Communication Equipment Notice"), which Communication Equipment Notice shall generally describe the specifications for the equipment desired by Tenant. Subject to all CC&R's and Applicable Laws, Tenant and Tenant's contractors (which shall first be reasonably approved by Landlord) shall have the right and access to install, repair, replace, remove, operate and maintain so-called "satellite dishes" or other similar devices, such as antennae (collectively, "Communication Equipment"), together with aesthetic screening designated by Landlord and all cable, wiring, conduits and related equipment, for the purpose of receiving and sending radio, television, computer, telephone or other communication signals, at a location on the roof of the Project designated by Landlord. If roof penetrations cannot be avoided, Tenant shall retain Landlord's designated roofing contractor to make any necessary penetrations and associated repairs to the roof in order to preserve Landlord's roof warranty. Tenant's installation and operation of the Communication Equipment shall be governed by the following terms and conditions:
12.1.    Tenant's right to install, replace, repair, remove, operate and maintain the Communication Equipment shall be subject to all Applicable Laws and CC&R's and Landlord makes no representation that such CC&R's and Applicable Laws permit such installation and operation.
12.2.    All plans and specifications for the Communication Equipment shall be subject to Landlord's reasonable approval.
12.3.    All costs of installation, operation and maintenance of the Communication Equipment and any necessary related equipment (including, without limitation, costs of obtaining any necessary permits and connections to the electrical system) shall be borne by Tenant.
12.4.    Landlord shall not have any obligations with respect to the Communication Equipment. Landlord makes no representation that the Communication Equipment will be able to receive or transmit communication signals without interference or disturbance (whether or not by reason of the installation or use of similar equipment by others) and Tenant agrees that Landlord shall not be liable to Tenant therefor. Tenant shall not lease or otherwise make the Communication Equipment available to any third party and the Communication Equipment shall be only for Tenant's use in connection with the conduct of Tenant's business in the Premises.
12.5.    Tenant shall (i) be solely responsible for any damage caused as a result of the Communication Equipment, (ii) promptly pay any tax, license or permit fees charged pursuant to any Applicable Laws in connection with the installation, maintenance or use of the

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Communication Equipment and comply with all precautions and safeguards recommended by all governmental authorities, and (iii) pay for all necessary repairs, replacements to or maintenance of the Communication Equipment.
12.6.    The Communication Equipment shall remain the sole property of Tenant. Tenant shall remove the Communication Equipment and related equipment at Tenant's sole cost and expense upon the expiration or sooner termination of the Lease, as amended, or upon the imposition of any governmental law or regulation which may require removal, and shall repair the Project upon such removal to the extent required by such work of removal. If Tenant fails to remove the Communication Equipment and repair the Project within fifteen (15) days after the expiration or earlier termination of the Lease, as amended, Landlord may do so at Tenant's expense. The provisions of this Section 12.6 shall survive the expiration or earlier termination of the Lease, as amended.
12.7.    The Communication Equipment shall be deemed to constitute a portion of the Premises for purposes of Article 10 of the Original Lease.
12.8.    Upon request from Landlord, Tenant agrees to execute a license agreement with Landlord or Landlord's rooftop management company regarding Tenant's installation, use and operation of the Communication Equipment, which license agreement shall be in commercially reasonable form and shall incorporate the terms and conditions of this Section 12.
13.    Backup Generator(s). Subject to Landlord's prior approval of all plans and specifications, which approval shall not be unreasonably withheld, Landlord shall permit Tenant to install and maintain, at Tenant's sole cost and expense, a backup generator(s) at location(s) within the Project designated by Tenant and reasonably approved by Landlord. Such backup generator(s) shall be used by Tenant only during (i) testing and regular maintenance, and (ii) any period of electrical power outage in the Project. Tenant shall submit the specifications for design, operation, installation and maintenance of the backup generator(s) for Landlord's consent, which consent shall not be unreasonably withheld or delayed and may be conditioned on Tenant complying with such reasonable requirements imposed by Landlord, based on the advice of Landlord's structural and mechanical engineers, so that the Project's systems and equipment are not adversely affected. In addition, Tenant shall ensure that the backup generator(s) do not result in any Hazardous Materials being introduced to the Project in violation of Environmental Laws, and Section 29.33 of the Original Lease will apply to Tenant's installation, use and removal of the backup generator(s). Any repairs and maintenance of such generator(s) shall be the sole responsibility of Tenant and Landlord makes no representation or warranty with respect to such generator(s). If Tenant elects to do so, in its discretion, or if Tenant is so notified by Landlord, Tenant shall, at Tenant's sole cost and expense, remove such generator(s) upon the expiration or earlier termination of the Lease Term and repair all damage to the Project resulting from such removal. Such generator(s) shall be deemed to be a part of the Premises for purposes of Article 10 of the Original Lease.
14.    Multiple Buildings. Landlord and Tenant acknowledge that it is Landlord's current intention to cause the ownership of all of the buildings of the Project to be held by the same entity. If, however, at any time during the New Expansion Term or any Option Term, Landlord determines to separate ownership of the buildings or to separately finance the buildings (where the lender

-20-	SEQUENCE TECHNOLOGY CENTER [Expansion and Extension Amendment] [DexCom, Inc.]

requires separate documentation), Tenant agrees to promptly after request from Landlord, execute commercially reasonable documents in order to separate Tenant's lease of such building(s) of the Premises from the remaining building(s) of the Premises. Any such documentation shall be on the exact same terms as specified in the Lease (as amended) but as applicable to the relevant portion of the Premises.
15.    Entry by Landlord. The reference to twenty-four (24) hours in the first sentence of Article 27 of the Original Lease is hereby extended to forty-eight (48) hours. Furthermore, except in an emergency, Landlord shall permit representatives of Tenant to be present during any such entry into the Premises by Landlord pursuant to Article 27 of the Original Lease.
16.    Holding Over. The reference to one hundred fifty percent (150%) in the first sentence of Article 16 of the Original Lease is hereby reduced to one hundred twenty-five percent (125%). Furthermore, any such hold over by Tenant shall be at sufferance only (rather than from month-to-month) such that such payments which may be owed from Tenant to Landlord shall accrue on a per diem basis rather than a monthly basis.
17.    Utility Billing Information. To the extent Tenant contracts directly for the provision of electricity, gas and/or water services to the Premises, Tenant shall promptly, but in no event more than twenty (20) days following its receipt of request from Landlord, provide Landlord with copies of invoices for such services (the "Utility Bills"). In addition, Tenant hereby authorizes Landlord to obtain copies of the Utility Bills directly from the utility providers and Tenant hereby authorizes each utility provider to provide Utility Bills and related utility usage information for the Premises directly to Landlord. From time to time, within twenty (20) days after Landlord's written request, Tenant shall execute and deliver to Landlord further assurances requested by Landlord authorizing such utility providers to provide to Landlord the Utility Bills and other information relating to utility usage at the Premises.
18.    No Certified Access Specialist Inspection. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Project has not undergone inspection by a certified access specialist (CASp).
19.    California Energy Disclosures. Tenant acknowledges that Landlord has complied with Cal. Pub. Res. Code § 25402.10 and the disclosure regulations issued in connection therewith (e.g., California Code of Regulations, Title 20, Sections 1680 – 1684) by, among other things, delivering to Tenant the Disclosure Summary Sheet, Statement of Energy Performance, Data Checklist and Facility Summary (as such terms are defined in California Code of Regulations, Title 20, Section 1681) for the 6290 Expansion Premises (collectively, the "Energy Information") prior to the date hereof. Tenant acknowledges and agrees that (i) Landlord makes no representation or warranty regarding the energy performance of the 6290 Expansion Premises or the accuracy or completeness of the Energy Information, (ii) the Energy Information is for the current occupancy and use of the 6290 Expansion Premises and that the energy performance of the 6290 Expansion Premises may vary, and (iii) Landlord shall have no liability for any errors or omissions in the Energy Information.

-21-	SEQUENCE TECHNOLOGY CENTER [Expansion and Extension Amendment] [DexCom, Inc.]

20.    Cosmetic Alterations. The definition of Cosmetic Alterations set forth in the second sentence of Section 8.1 of the Original Lease is hereby deleted and replaced with the following: "Notwithstanding the foregoing, Tenant shall be permitted to make Alterations following ten (10) business days notice to Landlord, but without Landlord’s prior consent, to the extent that such Alterations do not (i) adversely affect the systems and equipment of the Building or the Building Structure, or (ii) affect the exterior appearance of the Building (the "Cosmetic Alterations")."
21.    Non-Transfers. Section 14.8 of the Original Lease is hereby modified by adding the following sentence: "In addition to the foregoing, Landlord’s consent shall not be required for the use or occupancy of up to ten percent (10%) of the Premises by the employees and/or representatives of Tenant’s business partners and/or of any joint venture enterprise in which Tenant or any of its affiliates is a participant, nor for the use thereof by any of Tenant’s vendors, contractors and professional services providers, for the purpose of providing services in support of Tenant’s business operations at the Premises, pursuant to any license agreement that does not survive the expiration or earlier termination of this Lease. However, (i) Tenant shall provide Landlord with written notice of any such license agreement, (ii) this clause shall not apply to any use or occupancy pursuant to a sublease, and (iii) this clause shall only apply to space within a building in which Tenant leases the entire building."
22.    Landlord Default. Section 19.6 of the Original Lease is hereby modified by adding the following sentence: "Notwithstanding the foregoing, in the event Landlord is in default in the performance of any material obligation required to be performed by Landlord pursuant to this Lease beyond any cure period provided to Landlord under Section 19.6 of the Original Lease, and as a result thereof, Tenant is deprived of any of the following services in the quality and character as designated in the Lease: water, electricity, heating, ventilation and air conditioning, elevator service, paths of travel or the integrity of the Premises floor is significantly compromised (e.g. broken windows, façade damage, leaks), then upon delivery of an additional written notice to Landlord and the expiration of an additional ten (10) day cure period, Tenant may make such repairs or replacements as necessary to cure such default on Landlord’s behalf. If Tenant takes such action and such work will affect the systems or structural integrity of the applicable building, Tenant shall use only those contractors used by Landlord for such work on such systems or structure unless such contractors are unwilling or unable to perform, or timely perform, such work, in which event Tenant may utilize the services of any other qualified contractor which is experienced in similar work in first-class office buildings. Tenant shall be entitled to prompt reimbursement by Landlord of Tenant's actual and reasonable costs in taking such action. However, if the work so performed by Tenant pertains to items that would otherwise be includable in Operating Expenses, then Landlord may include the amount of such reimbursement in Operating Expenses. If Landlord fails to reimburse Tenant for the actual and reasonable costs incurred by Tenant within thirty (30) days following receipt of an invoice from Tenant accompanied by reasonable evidence of such costs and if Landlord also fails to deliver a detailed written objection to such payment to Tenant within such thirty (30) day period, Tenant may offset, to the extent of all rental obligations under the Lease, all such costs (including reasonable attorney’s fees and interest) incurred in exercising such self-help right(s). If, however, Landlord delivers to Tenant within thirty (30) days after receipt of Tenant's invoice, a written objection to the payment of such invoice, setting forth with reasonably particularity Landlord's reasons for its claim that such action did not have to be taken by Landlord pursuant to

-22-	SEQUENCE TECHNOLOGY CENTER [Expansion and Extension Amendment] [DexCom, Inc.]

the terms of the Lease or that the charges are excessive (in which case Landlord shall pay the amount it contends is not excessive), then Tenant shall not be entitled to such deduction from rent, but Tenant may proceed to initiate an action to collect such amount from Landlord."
23.    Actual Cost. Throughout the Lease, where reference is made to the obligation of Tenant to pay the "Actual Cost," "Actual Costs," or lower cased variations of such terms, as applicable to costs and expenses incurred, out-of-pocket or otherwise, such amounts shall be the actual costs paid or incurred by Landlord, as reasonably estimated by Landlord. Upon request by Tenant, Landlord shall, within thirty (30) business days of receipt of a written request by Tenant, disclose to Tenant in writing the basis for its estimate, excluding, when applicable, depreciation pertaining to increased utilization of certain equipment, and also excluding any profit to or overhead charge by Landlord and excluding the cost of personnel already charged to operating expenses. In the event such disclosure demonstrates that Landlord’s estimate of the Actual Costs was done unreasonably, than the Actual Costs shall be adjusted to reflect what they should have been if Landlord had reasonably estimated said Actual Costs. In the case of an increase resulting from such adjustment, Tenant shall pay Landlord the difference within thirty (30) days of demand therefore. In the case of a decrease, Landlord shall pay to Tenant the difference within thirty (30) days of demand therefore.
24.    No Further Modification. Except as set forth in this Second Amendment, all of the terms and provisions of the Lease shall apply with respect to the 6290 Expansion Premises and the Lease shall remain unmodified and in full force and effect.
[Signatures follow on next page]

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IN WITNESS WHEREOF, this Second Amendment has been executed as of the day and year first above written.

"LANDLORD":		"TENANT":
KILROY REALTY, L.P.,		DEXCOM, INC.,
a Delaware limited partnership		a Delaware corporation
By:	/s/ Robert E. Palmer	By:	/s/ Kevin Sayer
	Robert E. Palmer		Kevin Sayer
	Senior Vice President, Operations		President and Chief Operating Officer

By:	/s/ John T. Fucci	By:	/s/ Jess Roper
	John T. Fucci		Jess Roper
	Senior Vice President, Asset Management		Chief Financial Officer

-24-	SEQUENCE TECHNOLOGY CENTER [Expansion and Extension Amendment] [DexCom, Inc.]

EXHIBIT A
SEQUENCE TECHNOLOGY CENTER
OUTLINE OF 6290 INITIAL PREMISES AND 6290 MUST-TAKE PREMISES

21,440 SF
23,668 SF
FIRST FLOOR PLAN
SECOND FLOOR PLAN

= PROPOSED DEXCOM AREA

FIRST FLOOR	21,440 SF
SECOND FLOOR	23,668 SF
TOTAL	45,108 SF

EXISTING FLOOR PLANS

SCALE: 1/16" = 1'-0"

NORTH

PROGRESS PLOT 9-19-14

Sheet: AX

X of X Sheets

Date: 9-19-14

Scale: NOTED

SCHEMATIC DESIGN SET

dexcom

SPACE PLANNING

6290 SEQUENCE DRIVE
SAN DIEGO, CALIFORNIA 92121

MANSOUR Architecture
6498 Weathers Place Suite 100
San Diego, California 92121
858-558-1509 fax 858-558-9221
mansourarchitecture.com

REVISIONS BY

EXHIBIT A -1-	SEQUENCE TECHNOLOGY CENTER [Expansion and Extension Amendment] [DexCom, Inc.]

EXHIBIT B
SEQUENCE TECHNOLOGY CENTER
WORK LETTER AGREEMENT
This Work Letter Agreement shall set forth the terms and conditions relating to the construction of the improvements in the 6290 Expansion Premises and the renovation of the leasehold improvements in the Existing Premises. This Work Letter Agreement is essentially organized chronologically and addresses the issues of the construction of the 6290 Expansion Premises and the renovation of the leasehold improvements in the Existing Premises, in sequence, as such issues will arise during the actual construction. All references in this Work Letter Agreement to Articles or Sections of "this Amendment" shall mean the relevant portion of the Second Amendment to which this Work Letter Agreement is attached as Exhibit B and of which this Work Letter Agreement forms a part. Capitalized terms used in this Work Letter Agreement shall have the same meaning as those terms are used and defined in the Second Amendment, unless such terms are otherwise defined in this Work Letter Agreement.
SECTION 1

LANDLORD'S INITIAL CONSTRUCTION IN THE PREMISES
1.1    Base Building as Constructed by Landlord. Upon the full execution and delivery of this Second Amendment by Landlord and Tenant, Landlord shall deliver the 6290 Expansion Premises and "Base Building," as that term is defined below, to Tenant, and Tenant shall accept the 6290 Expansion Premises and Base Building from Landlord in their presently existing, "as-is" condition. The "Base Building" shall consist of those portions of the 6290 Expansion Premises which were in existence prior to the construction of any improvements in the 6290 Expansion Premises for the prior tenant of the 6290 Expansion Premises.
1.2    HVAC, Plumbing and Electrical Systems. Notwithstanding anything to the contrary set forth in the Lease, the Second Amendment or Section 1.1 of this Work Letter Agreement, above, and subject to the TCCs of the last sentence of Section 1.1.1 of the Original Lease, Landlord shall, at Landlord's sole cost and prior to the Expansion Commencement Date, (i)  cause the Base Building's HVAC, plumbing and electrical systems to be in good working order (the "Systems Work"), and (ii) cause the Commons Areas outside of the 6290 Building to comply with all Applicable Laws in effect as of the date of the Second Amendment (the "Exterior Work"). Landlord and Tenant acknowledge that the Systems Work and the Exterior Work may be performed concurrently with Tenant's construction of the Improvements in the 6290 Initial Premises and Landlord and Tenant agree to work together, in good faith, so that Landlord's construction of the Systems Work and the Exterior Work does not interfere with Tenant's construction of the Improvements in the 6290 Initial Premises and Tenant's construction of Improvements in the 6290 Initial Premises does not interfere with Landlord's construction of the Systems Work or the Exterior Work.

EXHIBIT B -1-	SEQUENCE TECHNOLOGY CENTER [Expansion and Extension Amendment] [DexCom, Inc.]

SECTION 2

IMPROVEMENTS
2.1    In General.
2.1.1    Improvement Allowance. Tenant shall be entitled to an improvement allowance (the "6290 Expansion Premises Improvement Allowance") in a total amount equal to $3,600,000.00 (which amount was calculated based upon $40.00 per rentable square foot for each of the 90,000 rentable square feet of space in the 6290 Expansion Premises) comprising the sum of (i) $1,800,000.00 (i.e., $40.00 per each rentable square foot of the 6290 Initial Premises) (the "6290 Initial Premises Allowance"), and (ii) $1,800,000.00 (i.e., $40.00 for each rentable square foot of the 6290 Must-Take Premises) (the "6290 Must-Take Premises Allowance"). In addition, Tenant shall be entitled to an improvement allowance (the "Existing Premises Improvement Allowance") in a total amount equal to $2,576,300.00 (which amount was calculated based up on $20.00 per rentable square foot for each of the 128,815 rentable square feet of space in the Existing Premises). The 6290 Expansion Premises Improvement Allowance and the Existing Premises Improvement Allowance may be collectively referred to herein as the "Improvement Allowance". The Improvement Allowance may be used for costs relating to the initial design, permitting, management and construction of improvements which are permanently affixed to the 6290 Expansion Premises and/or the Existing Premises (the "Improvements") and up to $1,094,075.00 of the Improvement Allowance (based upon $5.00 per rentable square foot of the entire Premises) also may be used for costs of purchase and installation of built-in furniture, cabling, audio/visual equipment, security equipment, heating, ventilating and air conditioning equipment and systems, fire suppression and related equipment for the Existing Premises and/or the 6290 Expansion Premises (collectively, "Miscellaneous Items"). Tenant may utilize the 6290 Expansion Premises Improvement Allowance for Improvements and Miscellaneous Items in the 6290 Expansion Premises and/or the Existing Premises and Tenant may utilize the Existing Premises Improvement Allowance for Improvements and Miscellaneous Items in the Existing Premises and/or the 6290 Expansion Premises; provided, however, that at least One Million Eight Hundred Thousand Dollars ($1,800,000.00) of the Improvement Allowance must be used by Tenant for hard and soft costs of construction of the Improvements in the 6290 Expansion Premises (the "6290 Minimum Allocation"). All Improvements shall, as more particularly identified in Section 8.5 of the Original Lease, be and become the property of Landlord. Any portion of the Improvement Allowance used by Tenant for Miscellaneous Items shall be reimbursed to Tenant within thirty (30) days after Landlord's receipt of paid invoices for such items.
2.1.2    Additional Allowance. In addition to the 6290 Expansion Premises Improvement Allowance and the Existing Premises Improvement Allowance set forth in Section 2.1.1, above, Tenant shall, but only if so elected by Tenant in writing prior to the date upon which Tenant commences to construct the Improvements in the 6290 Initial Premises, the 6290 Must-Take Premises or the Existing Premises (as applicable), be entitled to a one-time additional allowance in an amount not to exceed $15.00 per rentable square foot of each of the 6290 Initial Premises, the 6290 Must-Take Premises and the Existing Premises (the "Additional Allowance") to be used solely for hard costs in the construction of the Improvements. In the event Tenant exercises

EXHIBIT B -2-	SEQUENCE TECHNOLOGY CENTER [Expansion and Extension Amendment] [DexCom, Inc.]

its right to use all or any portion of the Additional Allowance, the monthly installments of Base Rent for the applicable 6290 Initial Premises, the 6290 Must-Take Premises or the Existing Premises (as otherwise set forth in Section 4 of this Second Amendment) shall be increased by an amount equal to the "Additional Monthly Base Rent" (defined below) applicable to the 6290 Initial Premises, the 6290 Must-Take Premises or the Existing Premises (as the case may be). The "Additional Monthly Base Rent" shall mean the amount sufficient to fully amortize the Additional Allowance utilized by Tenant over the "Amortization Period" (as that term is defined below) based up on equal monthly payments of principal and interest throughout such Amortization Period, with interest imputed on the outstanding principal balance at the rate of eight point five percent (8.5%) per annum. The "Amortization Period" shall mean (i) for any Additional Allowance attributable to the 6290 Initial Premises, a period of seven (7) years commencing upon the Expansion Commencement Date, (ii) for any Additional Allowance attributable to the 6290 Must-Take Premises, the period from the 6290 Must-Take Premises Commencement Date through the New Expiration Date, and (iii) for any Additional Allowance attributable to the Existing Premises, the period commencing upon the earlier of (A) the date of substantial completion of Improvements in the Existing Premises or (B) the date which is sixty (60) days after the date Tenant commences construction of Improvements in the Existing Premises, through the New Expiration Date. In no event shall the Additional Monthly Base Rent be subject to abatement.
2.1.3    Improvement Allowance Sunset Date. Any portion of the first $1,500,000.00 of the Improvement Allowance which has not been used for Improvements and Miscellaneous Items in the 6290 Initial Premises on or before the last day of the sixteenth (16th) full calendar month after the Expansion Commencement Date (the "16 Month Deadline") shall remain with Landlord and Tenant shall have no further right thereto. Any portion of the Improvement Allowance over and above the first $1,500,000.00 which has not been used on or before the last day of the forty-eighth (48th) full calendar month after the Expansion Commencement Date shall remain with Landlord and Tenant shall have no further right thereto. For clarity, Tenant’s use of at least $1,500,000.00 of the 6290 Minimum Allocation for Improvements and Miscellaneous Items in the 6290 Initial Premises on or before the 16 Month Deadline shall satisfy the condition imposed by this Section 2.1.3 on such $1,500,000.00 portion of the Improvement Allowance.
2.2    Disbursement of the Improvement Allowance.
2.2.1    Monthly Disbursements. On or before a designated day of each calendar month during the construction of the Improvements, Tenant shall pay the Contractor, on a progress-payment basis, pursuant to the terms of the Contract (and net of any retention provided in the Contract); provided, however, and notwithstanding any provision to the contrary contained in this Work Letter Agreement, at least five (5) business days prior to making such monthly disbursements (or thirty (30) days prior to request for any monthly disbursements of the Improvement Allowance), Tenant shall have delivered to Landlord: (i) a construction schedule showing, by trade, the percentage of completion of the Improvements in the applicable portion of the Premises, detailing the portion of the work completed and the portion not completed; (ii) copies of invoices from all of Tenant's Agents for labor rendered and materials delivered to the applicable portion of the Premises; (iii) executed mechanic's lien releases from all of Tenant's Agents which shall comply with the appropriate provisions, as reasonably determined by Landlord, of the California Civil Code;

EXHIBIT B -3-	SEQUENCE TECHNOLOGY CENTER [Expansion and Extension Amendment] [DexCom, Inc.]

and (iv) all other information reasonably requested by Landlord (collectively, the "Payment Package"). Tenant's submission of each Payment Package to Landlord and corresponding payment to Contractor shall be deemed Tenant's acceptance and approval of the work furnished and/or the materials supplied as set forth in such Payment Package.
2.2.2    Final Payments. Landlord shall pay to Tenant the remaining portion of the Improvement Allowance attributable to the 6290 Initial Premises within five (5) business days following the later to occur of (i) the Expansion Commencement Date, and (ii) the completion of construction of Improvements in the 6290 Initial Premises; provided, however, such completion of construction shall not be deemed to have occurred unless and until (x) Tenant delivers to Landlord properly executed mechanics lien releases in compliance with both California Civil Code Section 8136 and Section 8138, (y) Landlord has determined that no substandard work exists which adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the 6290 Building, the curtain wall of the 6290 Building, or the structure or exterior appearance of the 6290 Building, and (z) Architect delivers to Landlord a certificate, in a form reasonably acceptable to Landlord, certifying that the construction of the Improvements in the 6290 Initial Premises has been substantially completed. Similarly, Landlord shall pay to Tenant the remaining portion of the Improvement Allowance attributable to the 6290 Must-Take Premises within five (5) business days following the completion of construction of Improvements in the 6290 Must-Take Premises; provided, however, such completion of construction shall not be deemed to have occurred unless and until (x) Tenant delivers to Landlord properly executed mechanics lien releases in compliance with both California Civil Code Section 8136 and Section 8138, (y) Landlord has determined that no substandard work exists which adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the 6290 Building, the curtain wall of the 6290 Building, or the structure or exterior appearance of the 6290 Building, and (z) Architect delivers to Landlord a certificate, in a form reasonably acceptable to Landlord, certifying that the construction of the Improvements in the 6290 Must-Take Premises has been substantially completed. Finally, Landlord shall pay to Tenant the remaining portion of the Improvement Allowance attributable to the Existing Premises within five (5) business days following the completion of construction of Improvements in the Existing Premises; provided, however, such completion of construction shall not be deemed to have occurred unless and until (x) Tenant delivers to Landlord properly executed mechanics lien releases in compliance with both California Civil Code Section 8136 and Section 8138, (y) Landlord has determined that no substandard work exists which adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Existing Premises, the curtain wall of the Existing Premises, or the structure or exterior appearance of the Existing Premises, and (z) Architect delivers to Landlord a certificate, in a form reasonably acceptable to Landlord, certifying that the construction of the Improvements in the Existing Premises has been substantially completed.
2.3    Building Standards for Improvements; Warm Shell Condition. Tenant acknowledges that Landlord has established minimum specifications (the "Building Standards for Improvements") for the Building standard components to be used in the construction of the Improvements in the 6290 Expansion Premises, which Building Standards for Improvements are set forth on Schedule 1 attached hereto. Except for Building-standard doors, door hardware and

EXHIBIT B -4-	SEQUENCE TECHNOLOGY CENTER [Expansion and Extension Amendment] [DexCom, Inc.]

lock sets, as well as all other items expressly identified on Schedule 1 as "not changeable," Landlord and Tenant hereby acknowledge and agree that Tenant is not required to use any of the specific items set forth in Schedule 1 in the construction of the Improvements, but that such Schedule 1 establishes the minimum quality and quantity of items listed thereon that are required with regard to the construction of the Improvements.
2.4    Removal of Non-Conforming Improvements. To the extent any particular Improvements do not conform to the Building Standards for Improvements (collectively, the "Non-Conforming Improvements"), and the same are identified for removal by Landlord at the time of Landlord’s approval of the Construction Drawings, then Tenant, at its sole cost and expense, shall (A) remove any such Non-Conforming Improvements so identified for removal, (B) repair any damage caused by such removal, and (C) and return the affected portion of the Premises to the Warm Shell condition. Unless Landlord, in its sole and absolute discretion, rescinds such removal/repair/reconfiguration requirement in writing at least sixty (60) days prior to the end of the Lease Term, as amended, such removal and replacement of Non-Conforming Improvements shall be performed promptly and shall be completed by Tenant on or before the end of the Lease Term, as amended. Notwithstanding the foregoing or anything to the contrary contained herein, Landlord agrees that Tenant shall not be required to remove any of the existing leasehold improvements from the Existing Premises other than those items listed on Schedule 2 attached hereto.
SECTION 3

CONSTRUCTION DRAWINGS
3.1    Selection of Architect/Construction Drawings. Subject to Landlord's approval, which approval shall not be unreasonably withheld, delayed, or conditioned, Tenant shall select and retain an architect/space planner (the "Architect") to prepare the "Construction Drawings," as that term is defined in this Section 3.1; provided, however, Landlord hereby pre-approves Tony Mansour. Tenant shall retain (A) the structural, mechanical and electrical engineering consultants of its choice, subject to reasonable approval by Landlord (which approval shall not be unreasonably withheld, delayed or conditioned), and (B) subject to Landlord's approval (which approval shall not be unreasonably withheld, delayed, or conditioned), all other engineering consultants designated by Tenant (the "Engineers") to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, lifesafety, and sprinkler work for the Improvements, which work is not part of the Base Building. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the "Construction Drawings." All Construction Drawings shall comply with the drawing format and specifications reasonably determined by Landlord, and shall be subject to Landlord's approval; provided, however, Landlord shall only disapprove any such Construction Drawing to the extent of a "Design Problem," as that term is defined below. Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord's review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord's review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly,

EXHIBIT B -5-	SEQUENCE TECHNOLOGY CENTER [Expansion and Extension Amendment] [DexCom, Inc.]

notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord's space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings, and Tenant's waiver and indemnity set forth in this Lease shall specifically apply to the Construction Drawings. A "Design Problem" is defined as, and shall be deemed to exist if there could be (i) an effect on the exterior appearance of the Project, (ii) an adverse effect on the Base Building (including without limitation the Building Structure), (iii) an adverse effect on the Building Systems or the operation and maintenance thereof, or (iv) any failure to comply with Applicable Laws or Code. Notwithstanding anything to the contrary contained herein, Landlord acknowledges that Tenant’s security systems are fundamental to its business operations, and Landlord shall reasonably cooperate with Tenant, at no material extra cost to Landlord, to permit such security systems to be installed in the 6290 Expansion Premises in accordance with Tenant’s reasonable security requirements. Landlord further acknowledges that the Improvements may include a truck well/loading and unloading area, as well as a data center, cafeteria, fitness, exercise and other on-site facilities (subject to Landlord's approval of Construction Drawings for any such item(s)), and that Landlord shall reasonably cooperate with Tenant, at no material extra cost to Landlord, in Tenant’s design of such facilities.
3.2    Final Space Plan. Tenant shall supply Landlord with four (4) copies signed by Tenant of its final space plan for any portion of the Improvements before any architectural working drawings or engineering drawings have been commenced. The final space plan (the "Final Space Plan") shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein. Landlord may request clarification or more specific drawings for special use items not included in the Final Space Plan. Landlord shall advise Tenant within five (5) business days after Landlord's receipt of the Final Space Plan for the applicable portion of the Improvements if the same is unsatisfactory or incomplete in any respect; provided, however, Landlord shall only disapprove such Final Space Plans to the extent of a Design Problem. If Tenant is so advised, Tenant shall promptly direct the Architect to cause the Final Space Plan to be revised to correct any deficiencies or other matters Landlord may reasonably require, and immediately thereafter Architect shall promptly re-submit the Final Space Plan to Landlord for its approval. Such procedure shall continue until the Final Space Plan is approved by Landlord.
3.3    Final Working Drawings. After the Final Space Plan has been approved by Landlord, Tenant shall supply the Engineers with a complete listing of standard and non-standard equipment and specifications, including, without limitation, B.T.U. calculations, electrical requirements and special electrical receptacle requirements for the applicable portion of the Improvements, to enable the Engineers and the Architect to complete the "Final Working Drawings" (as that term is defined below) in the manner as set forth below. Upon the approval of the Final Space Plan by Landlord and Tenant, Tenant shall promptly cause the Architect and the Engineers to complete the architectural and engineering drawings for the applicable portion of the Improvements, and Architect shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the "Final Working Drawings") and shall submit the same to Landlord for Landlord's approval. Tenant shall

EXHIBIT B -6-	SEQUENCE TECHNOLOGY CENTER [Expansion and Extension Amendment] [DexCom, Inc.]

supply Landlord with four (4) copies signed by Tenant of such Final Working Drawings. Landlord shall, within five (5) business days after Landlord's receipt of all of the Final Working Drawings, either (i) approve the Final Working Drawings, (ii) approve the Final Working Drawings subject to specified conditions, which conditions must be stated in a reasonably clear and complete manner, and shall only be conditions reasonably intended to address a potential Design Problem, or (iii) disapprove and return the Construction Drawings to Tenant with requested revisions; provided, however, Landlord shall only disapprove such Final Working Drawings to the extent of a Design Problem. If Landlord disapproves the Final Working Drawings, Tenant may resubmit the Final Working Drawings to Landlord at any time, and Landlord shall approve or disapprove the resubmitted Final Working Drawings, based upon the criteria set forth in this Section 3.3, within three (3) business days after Landlord receives such resubmitted Final Working Drawings. Such procedure shall be repeated until the Final Working Drawings are approved.
3.4    Approved Working Drawings. The Final Working Drawings shall be approved by Landlord (the "Approved Working Drawings") prior to the commencement of construction of the applicable portion of the Improvements by Tenant. After approval by Landlord of the Final Working Drawings, Tenant shall submit the same to the appropriate municipal authorities for all applicable building permits. Tenant hereby agrees that neither Landlord nor Landlord's consultants shall be responsible for obtaining any building permit or certificate of occupancy for the applicable portion of the Improvements and that obtaining the same shall be Tenant's responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy. No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, provided, however, that Landlord may only disapprove of any such change to the extent the necessary to eliminate a Design Problem (as requested and approved, a "Tenant Change").
3.5    Electronic Approvals. Notwithstanding any provision to the contrary contained in the Lease or this Work Letter Agreement, Landlord may, in Landlord's sole and absolute discretion, transmit or otherwise deliver any of the approvals required under this Work Letter via electronic mail to Tenant's representative identified in Section 5.1 of this Work Letter, or by any of the other means identified in Section 29.18 of this Lease.
SECTION 4

CONSTRUCTION OF THE IMPROVEMENTS
4.1    Tenant's Selection of Contractors.
4.1.1    The Contractor. To the extent applicable, a general contractor shall be retained by Tenant to construct the Improvements. Such general contractor ("Contractor") shall be selected by Tenant, subject to Landlord's prior approval thereof, which approval shall not be unreasonably withheld or delayed.
4.1.2    Tenant's Agents. All subcontractors, laborers, materialmen, and suppliers used by Tenant (such subcontractors, laborers, materialmen, and suppliers, and the Contractor to

EXHIBIT B -7-	SEQUENCE TECHNOLOGY CENTER [Expansion and Extension Amendment] [DexCom, Inc.]

be known collectively as "Tenant's Agents") must be approved in writing by Landlord, which approval shall not be unreasonably withheld or delayed. If Landlord does not approve any of Tenant's proposed subcontractors, laborers, materialmen or suppliers, Tenant shall submit other proposed subcontractors, laborers, materialmen or suppliers for Landlord's written approval.
4.2    Construction of Improvements by Tenant's Agents.
4.2.1    Construction Contract; Final Costs. To the extent a construction contract of any type, scope or nature is entered into by Tenant in connection with the Improvements identified herein, prior to Tenant's execution of the construction contract and general conditions with Contractor (the "Contract"), Tenant shall submit the Contract to Landlord for its approval, which approval shall not be unreasonably withheld or delayed. Prior to the commencement of the construction of the Improvements, and after Tenant has accepted all bids for the Improvements, Tenant shall provide Landlord with a detailed breakdown, by trade, of the final costs to be incurred or which have been incurred in connection with the design and construction of the Improvements to be performed by or at the direction of Tenant or the Contractor, which costs form a basis for the amount of the Contract (the "Final Costs"). To the extent applicable during its construction of the Improvements, Tenant shall make monthly progress payments to the Contractor pursuant to Section 2.2.1 of this Work Letter Agreement.
4.2.2    Tenant's Agents.
4.2.2.1    Landlord's General Conditions for Tenant's Agents and Improvement Work. Tenant's and Tenant's Agent's construction of the Improvements shall comply with the following: (i) the Improvements shall be constructed in strict accordance with the Approved Working Drawings; (ii) Tenant's Agents shall submit schedules of all work relating to the Tenant's Improvements to Contractor and Contractor shall, within five (5) business days of receipt thereof, inform Tenant's Agents of any changes which are necessary thereto, and Tenant's Agents shall adhere to such corrected schedule; and (iii) Tenant shall abide by all rules made by Landlord's Building manager with respect to the use of freight, loading dock and service elevators, storage of materials, coordination of work with the contractors of other tenants, and any other matter in connection with this Work Letter Agreement, including, without limitation, the construction of the Improvements. Tenant shall pay a logistical coordination fee (the "Coordination Fee") to Landlord in an amount equal to the product of (A) one percent (1.0%) and (B) an amount equal to the "hard costs" incurred for the actual construction of the Improvements; provided, however, in no event shall the amount of such "hard costs" be deemed to exceed the amount of the Improvement Allowance; provided further, however, Landlord and Tenant hereby acknowledge that such Coordination Fee shall be for services relating to the coordination of the construction of the Improvements.
4.2.2.2    Indemnity. Tenant's indemnity of Landlord as set forth in this Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant's Agents, or anyone directly or indirectly employed by any of them, or in connection with Tenant's non-payment of any amount arising out of the Improvements and/or Tenant's disapproval of all or any portion of any request for payment. Such indemnity by Tenant, as set forth in this Lease, shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to Landlord's performance of any

EXHIBIT B -8-	SEQUENCE TECHNOLOGY CENTER [Expansion and Extension Amendment] [DexCom, Inc.]

ministerial acts reasonably necessary (i) to permit Tenant to complete the Improvements, and (ii) to enable Tenant to obtain any building permit or certificate of occupancy for the 6290 Initial Premises or the 6290 Must-Take Premises (as the case may be).
4.2.2.3    Requirements of Tenant's Agents. Each of Tenant's Agents shall guarantee to Tenant and for the benefit of Landlord that the portion of the Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof. Each of Tenant's Agents shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after the completion of the work performed by such contractor or subcontractors. The correction of such work shall include, without additional charge, all additional expenses and damages incurred in connection with such removal or replacement of all or any part of the Improvements, and/or the applicable building and/or Common Areas that may be damaged or disturbed thereby. All such warranties or guarantees as to materials or workmanship of or with respect to the Improvements shall be contained in the Contract or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either. Tenant covenants to give to Landlord any assignment or other assurances which may be necessary to effect such right of direct enforcement.
4.2.2.4    Insurance Requirements.
4.2.2.4.1    General Coverages. All of Tenant's Agents shall carry worker's compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Tenant as set forth in this Lease.
4.2.2.4.2    Special Coverages. Tenant shall carry "Builder's All Risk" insurance in an amount approved by Landlord covering the construction of the Improvements, and such other insurance as Landlord may require, it being understood and agreed that the Improvements shall be insured by Tenant pursuant to the Lease immediately upon completion thereof; provided, however, to the extent such insurance is not available on a commercially reasonable basis, then Tenant shall not be required to carry such insurance. Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord including, but not limited to, the requirement that all of Tenant's Agents shall carry excess liability and Products and Completed Operation Coverage insurance, each in amounts not less than $500,000 per incident, $1,000,000 in aggregate, and in form and with companies as are required to be carried by Tenant as set forth in the Lease.
4.2.2.4.3    General Terms. Certificates for all insurance carried pursuant to this Section 4.2.2.4 shall be delivered to Landlord before the commencement of construction of the Improvements and before the Contractor's equipment is moved onto the site. All such policies of insurance must contain a provision that the company writing said policy will give Landlord thirty (30) days prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance. In the event that the Improvements are damaged by any cause during the course of the construction thereof, Tenant shall immediately repair the same

EXHIBIT B -9-	SEQUENCE TECHNOLOGY CENTER [Expansion and Extension Amendment] [DexCom, Inc.]

at Tenant's sole cost and expense. Tenant's Agents shall maintain all of the foregoing insurance coverage in force until the Improvements are fully completed and accepted by Landlord, except for any Products and Completed Operation Coverage insurance required by Landlord, which is to be maintained for ten (10) years following completion of the work and acceptance by Landlord and Tenant. All policies carried under this Section 4.2.2.4 shall insure Landlord and Tenant, as their interests may appear, as well as Contractor and Tenant's Agents. All insurance, except Workers' Compensation, maintained by Tenant's Agents shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respects the owner and that any other insurance maintained by owner is excess and noncontributing with the insurance required hereunder. The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under Section 4.2.2.2 of this Work Letter Agreement. Landlord may, in its reasonable discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of the Improvements and naming Landlord as a co-obligee.
4.2.3    Governmental Compliance. The Improvements shall comply in all material respects with the following: (i) the Code and other state, federal, city or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturer's specifications.
4.2.4    Inspection by Landlord. Landlord shall have the reasonable right to inspect the Improvements at all times, provided however, that Landlord's failure to inspect the Improvements shall in no event constitute a waiver of any of Landlord's rights hereunder nor shall Landlord's inspection of the Improvements constitute Landlord's approval of the same. Should Landlord disapprove any portion of the Improvements, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved. Any defects or deviations in, and/or disapproval by Landlord of, the Improvements shall be rectified by Tenant at no expense to Landlord, provided however, that in the event Landlord determines that a defect or deviation exists or disapproves of any matter in connection with any portion of the Improvements and such defect, deviation or matter might adversely effect the mechanical, electrical, plumbing, heating, ventilating and air conditioning or life-safety systems of the applicable building, the structure or exterior appearance of the applicable building or any other tenant's use of such other tenant's leased premises, Landlord may, take such action as Landlord deems necessary, at Tenant's expense and without incurring any liability on Landlord's part, to correct any such defect, deviation and/or matter, including, without limitation, causing the cessation of performance of the construction of the Improvements until such time as the defect, deviation and/or matter is corrected to Landlord's satisfaction.
4.2.5    Meetings. Tenant and Landlord shall hold regular meetings at reasonable times (but in no event to be required more often than weekly), with the Architect and the Contractor regarding the progress of the preparation of Construction Drawings and the construction of the Improvements, which meetings shall be held at a location and at times mutually and reasonably agreed upon by Landlord and Tenant, and Landlord and/or its agents shall receive prior notice of,

EXHIBIT B -10-	SEQUENCE TECHNOLOGY CENTER [Expansion and Extension Amendment] [DexCom, Inc.]

and shall have the right to attend, all such meetings, and, upon Landlord's request, certain of Tenant's Agents shall attend such meetings. In addition, minutes shall be taken at all such meetings, a copy of which minutes shall be promptly delivered to Landlord. One such meeting each month shall include the review of Contractor's current request for payment.
4.3    Notice of Completion; Copy of Record Set of Plans. Within ten (10) business days after completion of construction of the Improvements, Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of San Diego County in accordance with the Civil Code of the State of California, and shall furnish a copy thereof to Landlord upon such recordation. If Tenant fails to do so, Landlord may execute and file the same on behalf of Tenant as Tenant's agent for such purpose, at Tenant's sole cost and expense. At the conclusion of construction, (i) Tenant shall cause the Architect and Contractor (A) to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction, (B) to certify to the best of their knowledge that the "record-set" of as-built drawings are true and correct, which certification shall survive the expiration or termination of this Lease, and (C) to deliver to Landlord two (2) sets of copies of such record set of drawings, and (ii) Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the applicable portion of the Premises.
SECTION 5

MISCELLANEOUS
5.1    Tenant's Representative. Tenant has designated James Gillard as its sole representative with respect to the matters set forth in this Work Letter Agreement (whose e-mail address for the purposes of this Work Letter is jgillard@dexcom.com, who shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Letter Agreement.
5.2    Landlord's Representative. Landlord has designated Mr. Jake Brehm as its sole representative with respect to the matters set forth in this Work Letter Agreement (whose e-mail address for the purposes of this Work Letter is jbrehm@kilroyrealty.com), who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Work Letter Agreement.
5.3    Time of the Essence in This Work Letter Agreement. Unless otherwise indicated, all references herein to a "number of days" shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.

EXHIBIT B -11-	SEQUENCE TECHNOLOGY CENTER [Expansion and Extension Amendment] [DexCom, Inc.]

SCHEDULE 1 TO EXHIBIT B
BUILDING STANDARDS FOR IMPROVEMENTS
The following Improvements Standards identify the minimum quality for items used in the construction of Improvements.
All Improvements work shall comply with this Building Standard for a minimum quality of material and general design guidelines for specific design criteria, product specifications and means and methods to be employed during the execution of the work.
STANDARD PARTITIONS
DEMISING PARTITION
a.    3-5/8" x 25 min. gauge metal studs @ 16" on center.
b.    1 layer each side 5/8" thick type ‘x’ gypsum wallboard (where required).
c.    From floor slab to underside of concrete and metal deck floor/roof structure.

d.	R11 batt sound insulation in partition cavity (portion of walls – corridor, bathrooms & some office).
e.    Partition taped and sanded smooth to receive paint.
f.    Fire caulk @ partition and metal deck as required by City of San Diego.

g.	Provide minimum opening above ceiling as required for return air, with sound boots.
INTERIOR PARTITION
a.    2-1/2" x 25 gauge metal studs @ 24" on center.

b.	1 layer each side 5/8" thick type ‘x’ gypsum wallboard. From floor slab to underside of ceiling grids as applicable. Height may vary.

c.	Diagonal Bracing: 2-1/2" x 25 gauge metal studs at 45 degree diagonal to structure above staggered @ 4’-0" on center, and at door openings.

d.	Partition taped and sanded smooth to receive paint to a minimum of Level 4 finish.

e.	Metal corner bead at terminations of partitions and at the ceiling.

f.	All demising walls and tenant conference room walls to receive R-11 batt insulation within partition cavity and four foot on either side of partition over ceiling.
INTERIOR ONE-HOUR SEPARATION PARTITION

a.	Same as demising partition with fire dampers as required for penetrations and return air.
b.    Type X 5/8" wallboard shall be fire taped where fire ratings are required.
INTERIOR LOW PARTITION

a.	2-1/2" x 25 gauge metal studs @ 16" on center.

b.	1 layer each side and top 5/8" thick type ‘x’ gypsum wallboard.

c.	Heights vary to maximum of 68" above floor.

d.	Metal corner beads at all exposed corners.

e.	Partition taped and sanded smooth to receive paint to a minimum of Level 4 finish.

f.	Pipe support at free end within partition cavity and every 4’ on center.

SCHEDULE 1 TO EXHIBIT B -1-	SEQUENCE TECHNOLOGY CENTER [Expansion and Extension Amendment] [DexCom, Inc.]

EXTERIOR WALL FURRING
a.    Below glazing sill and above glazing head, 1 layer 5/8" thick gypsum wallboard.
b.    Taped and sanded smooth to receive paint.
COLUMN FURRING
a.    2-1/2" x 25 gauge metal studs @ 24" on center.
b.    1 layer one side 5/8" thick type ‘x’ gypsum wallboard.
c.    From floor slab to 6" above ceiling grid or to deck above.

d.	Partition taped and sanded smooth to receive paint to a minimum of Level 4 finish.
DOORS, FRAMES AND HARDWARE
SINGLE CORRIDOR DOOR AND HARDWARE

a.
Single leaf U.L. rated, 20-minute suite entry door label attached to hinge side of door, 1-3/4" x 3’-0" x 8’-10", solid core wood, clear plain sliced select white maple, book matched edges. Door shall be pre-finished and pre-mortised for hardware.

b.	Frame: 3’-0" x 8’-10" " Western Integrated prefinished satin aluminum with clear coat with squared edge, 20-minute fire rated.

c.
Hardware: Butts: two pair per door, Hager 700; Door Hardware: Schlage "L" Series, Lever style #17, A- Wrought Rose- typ.; Entrance Lockset # L9453P-626, Latchset # L9010P-626, and Office Lockset # L9050-626; Door Stop: Hager 236W, concave wall stop; Closer: LCN #1461FC (where required); typical hardware finish: satin aluminum or satin stainless steel throughout unless otherwise noted.

d.	Closer at entry doors and any rated doors required by code: LCN 1460 Series, 4111 cylinder for accessibility.
DOUBLE CORRIDOR DOOR AND HARDWARE

a.
Double leaf U.L. rated 20-minute suite entry doors with label attached to hinge side of doors, 1-3/4" x 6’-0" x 8’-10", solid core wood, clear plain sliced select white maple, book matched edges. Door shall be pre-finished and pre-mortised for hardware. Book match face veneers with premium veneers grade of doors with matching veneer at vertical edge.

b.	Door shall be pre-finished and mortised for hardware.

c.	Frame: 6’-0" x 8’-10", ‘Western Integrated’ prefinished satin aluminum with clear coat with squared edge, 20-minute fire rated.

d.	Hardware: Same as above modified and supplemented for double doors.
SINGLE INTERIOR DOOR AND HARDWARE

a.	Single leaf, 1-3/4" x 3’-0" x 8’-10", solid core wood, 5 ply, plain sliced maple veneer, clear finish and premium grade.

b.	Matching veneer at vertical edges.

c.	20-minute rated with label attached to hinge side of door.

d.	Door shall be prefinished and mortised for hardware.

e.	Frame: 3’-0" x 8’-10", ‘Western Integrated’ flush trim clear anodized extruded aluminum, 20-minute fire rated.

SCHEDULE 1 TO EXHIBIT B -2-	SEQUENCE TECHNOLOGY CENTER [Expansion and Extension Amendment] [DexCom, Inc.]

f.
Hardware: Schlage "L" Series: Lever style #17, A- Wrought Rose, finish 626 satin chrome. Corbin Russwin cylinders with an inter-changeable core and keyway. Hinges: AB700, 4.5 x 4.5, ‘Hager’, finish: stainless steel – satin. Stop: ‘Trimco’ 1211 series, finish 626.

g.	Sidelights shall be provided at all private offices as applicable.
DOUBLE INTERIOR DOOR AND HARDWARE

a.	Double leaf, 1-3/4" x 6’-0" x 8’-10", solid core wood, 5 ply, plain sliced maple veneer, clear finish and premium grade.

b.	Match face veneers of doors. Matching veneer at vertical edges.

c.	20-minute rated with label attached to hinge side of the door.

d.	Door shall be prefinished and mortised for hardware.

e.	Frame: 6’-0" x 8’-10", ‘Western Intgrated’ flush trim clear anodized extruded aluminum, 20-minute fire rated.

f.
Hardware: Schlage "L" Series: Lever style #17, A- Wrought Rose- typ, finish 626 hardware finish 626 satin chrome. Corbin Russwin cylinders with an inter-changeable core and D3 keyway. Hinges: AB700, 4.5 x 4.5, ‘Hager’, finish: stainless steel – satin. Stop: ‘Trimco’ 1211 series, finish 626. Auto flush bolts: DCI No. 942, finish to match 626. Coordinator: DCI No. 600 series, finish to match 626. Closer: LCN 4041 series, parallel arm-heavy duty, finish: to match 626. Closer: LCN 4041 series, parallel arm-heavy duty, finish to match 626. Astragal: ‘Pemco’ 355CV.

OPTIONAL DOORS AS APPROVED BY LANDLORD
a.    Optional Doors as Selected by the Tenant for the tenant’s interior space may be submitted as outlined below subject to Landlords Approval:

•	Premium Grade wood doors with single glass lites with a stained and lacquered finish. Colors to match building standard, subject to Landlord Approval

•	Herculite Glass Doors with Stainless Steel Styles at top and bottom and concealed hinges.

•	Aluminum Storefront Doors with clear anodized finish set in Aluminum frames to match.
ACOUSTICAL CEILINGS

a.	2’ X 2’ x 9/16" Armstrong, Superfine XL 9/16" exposed tee system, finish: matte white, Steel T-bar grid system with wire suspension and seismic bracing per code.

b.	Tile: 24" X 24" X 7/8" Armstrong acoustical tile; Pattern - Dune with tegular edge detail: Color - white.

c.	Optional Ceiling Tile and Grid as Selected by the Tenant for the tenant’s interior space may be submitted as outlined below subject to Landlords Approval.

d.	Premium Grade Architectural Ceiling Tile and Grid subject to code compliance with textures and finishes as selected by tenant, subject to Landlord Approval.

e.	Tenant may elect to design an open ceiling plan subject to Landlords Approval.

f.	Open Ceilings may incorporate the following:

•	Floating Architectural Ceilings with Composo Edges and trims.

•	Floating Hard lid ceilings.

•	Painted and Exposed Structure for Loft Style Architectural Impact.

SCHEDULE 1 TO EXHIBIT B -3-	SEQUENCE TECHNOLOGY CENTER [Expansion and Extension Amendment] [DexCom, Inc.]

ELECTRICAL
The main base building electrical service consists of a 1,200 Amp, 480/277 Volt 3 Phase, 4 Wire Switch board identified as HSE located within an electrical room for house panels and core services
A separate 3,000 Amp, 480/277 Volt - 3 Phase - 4 wire Switchboard identified as "MSE" is also located within the electrical room for tenant distribution.
277v distribution, lighting panels, transformers and 120v convenience power panels shall be part of the Premise Improvements.
All electrical distribution shall be fully engineered in compliance with local building codes, the National Electric Code and California Title 24 and shall be subject to Landlords review and approval.
Tenant electrical drawings shall include a review of the base building electrical drawings to include all necessary metering, distribution and connections.
Tenant electrical design, fixtures and components shall be subject to certification by Landlord’s consultant.
LIGHT FIXTURES

a.	Recessed Columbia 2x4 Direct/Indirect Fluorescent Fixture. (Verify and Match existing)

a.	STR24-2326-MPO-EB8277

b.	Micro Perforated Mesh Lamp Shield.

c.	(2) T-8 lamps per fixture with electronic rapid start ballast

d.	Lamps: Phillips 32 Watt

e.	Color 3500K

b.	Recessed Columbia 2x2 Direct/Indirect Fluorescent Fixture. (Verify and Match existing)

a.	STR22-217G-MPO-EB8277

b.	Micro Perforated Mesh Lamp Shield.

c.	(2) T-8 lamps per fixture with electronic rapid start ballast

d.	Lamps: (2) 17w WT8-82CRI

e.	Color 3500K

c.	Delray Rocket II Pendant Hung Compact Fluorescent Light Fixtures

d.	Verve II Suspended Linear Indirect Fixture
Tenant may elect to use additional or alternate Architectural Lighting subject to Landlords Approval of Plans and Specs.
LIGHT CONTROLS

a.	Novitas Sensors.

b.	Wall - #01-DL401.

c.	Ceiling: One Way 01-100.

d.	Ceiling: Two Way 01-110

SCHEDULE 1 TO EXHIBIT B -4-	SEQUENCE TECHNOLOGY CENTER [Expansion and Extension Amendment] [DexCom, Inc.]

ELECTRICAL WALL OUTLET

a.	Specification Grade, Leviton 15A, 125V, Decora/single switch.
b.    Color - White.

c.	Mounted vertically.

d.	Outlet height at 15" above finish floor to centerline of outlet U.O.N. as required for ADA compliance.
TELEPHONE WALL OUTLET

a.	Mud ring cut into wall - mounted vertically.

b.	¾" metal conduit stub above ceiling with 6" pigtail at top of wall.

c.	Cover plate and wiring by Tenant’s telephone vendor.
EXIT SIGN LIGHTS

a.	Alkco Edge-Glo Exit /Directional signs, recessed ceiling mounted LED housing, green letters on a clear panel background or equivalent.

b.	Provide exit lights with battery back up at all exits required by code.

c.	All life safety items including horns & strobes and speaker shall have white covers.
AUTOMATIC FIRE SPRINKLERS

a.	Fully fire sprinklered building with main and branch distribution lines available for tenant modification.

b.	Reliable sprinkler model "G" pendant semi-recessed sprinkler with white sprinkler and escutcheon.

•	165 degree Fahrenheit temperature rating.

c.	Reliable sprinkler model "G4" concealed sprinkler head with white cover plate. (To be used in all public areas).

•	165 degree Fahrenheit temperature rating.
HEATING AND AIR CONDITIONING DISTRIBUTION
All mechanical design shall be fully engineered in compliance with local building codes, the Uniform Mechanical Code and California Title 24.
All new mechanical fixtures and components shall be subject to certification by Landlord’s consultant.
AIR DISTRIBUTION FOR TYPICAL FLOORS
Interior Zones shall be conditioned by Water Source Heat Pumps and installed as part of the tenant improvements. Water Source Heat Pumps shall be sized as required to meet ASHREA standards and equipped with Vibration Isolators, Balancing Valves, Strainers, Flow Controls and Shut Off Valves.
Condenser water is delivered to the individual floors by a condenser water loop that is sized as required and installed as a part of the shell construction.
Each zone shall be controlled by an electronic thermostats tied back to the base building energy management system.

SCHEDULE 1 TO EXHIBIT B -5-	SEQUENCE TECHNOLOGY CENTER [Expansion and Extension Amendment] [DexCom, Inc.]

Tenant may elect to design an open ceiling plan with existing exposed galvanized rigid ductwork configured as required for tenant distribution of conditioned air.
Air delivery above concealed ceiling spaces may be via low pressure, insulated ducting with air diffusers as described below. Diffusers may be any one of the following as selected by the tenant and tenant’s Architect.

•	Lay-in tile ceiling diffusers.

•	Architectural air-bar linear diffusers.

•	Light troffer diffusers.
PLUMBING
All plumbing design shall be fully engineered in compliance with local building codes, the Uniform Plumbing Code and California Title 24.
All new plumbing fixtures shall be subject to certification by Landlord’s consultant.
Approved plumbing fixtures include:

a.	"Elkay" Pacemaker sink # PSR-1720 - stainless steel, two faucet holes, or equivalent.

b.	Hi-Arc Dual Handle bar faucet by "Elkay" # LK-2437-BH or equivalent.

c.	Undercounter Dishwasher: Asko model #D1706, suitable for ADA requirements.

d.	Garbage Disposal: Insinkerator, Model #77, ¾ horsepower, stainless steel construction.
FINISHES
GLAZING / WINDOW FRAMES AT OFFICES & CONFERENCE ROOM:

a.	Shall be Western Integrated aluminum, 3-3/4" or 4-7/8" throat, pre-finished satin aluminum w/ clear coat with squared edge- to match standard door frames style and color.

b.	¼" glazing, clear, tempered where required by code.

c.	Side-lite glazing, size: 1’-6" wide by full height (inside window frame to window frame)

d.	All private office shall have side-lites.
PAINT

a.	Manufacturer: As approved Landlord.
b.    Two coats minimum semi-gloss interior latex washable paint.

c.	Include paint on tenant side of demising partition, both sides of interior partition, above and below exterior glazing as required and all column fur outs and perimeter walls.
FLOOR COVERING/LOBBY & COMMON AREAS

a.	Carpet: Loop: 28 oz. or equal, Manufacture as approved Landlord.

b.	Direct glue down installation for all carpet.
c.    12 x 12 Vinyl Tile shall be ‘Armstrong’ or approved equal.
d.    Optional architectural flooring as approved by Landlord

SCHEDULE 1 TO EXHIBIT B -6-	SEQUENCE TECHNOLOGY CENTER [Expansion and Extension Amendment] [DexCom, Inc.]

TILE FLOORING

a.	Ceramic tile or Natural stone as selected by tenant subject to Landlord’s approval.
BASE

a.	2-1/2" Rubber Base by Roppe

b.	2 ½" tile base in tiled areas as approved by Landlord.
PLASTIC LAMINATE
a.    Formica, Wilsonart or approved equal.
WINDOW COVERINGS

a.	Exterior window covering to be PVC Perforated Vertical Blinds.

b.	Blinds to be sized to fit inside window module.

c.
MechoShade –With Landlord’s prior approval, manually operated units are to receive ThermoVeil 0900 Series Privacy Weave ShadeCloth with an approximate openness factor of 0-1%. Color is to match (0910 Light Grey) the fabric used on the shades.

FIRE/LIFE SAFETY
Fire Life Safety components shall be furnished and installed as required by the City of San Diego Fire Marshall and installed by the Landlord’s Building Life Safety contractor at the Tenant’s sole cost and expense.

SCHEDULE 1 TO EXHIBIT B -7-	SEQUENCE TECHNOLOGY CENTER [Expansion and Extension Amendment] [DexCom, Inc.]

SCHEDULE 2 TO EXHIBIT B
NON-CONFORMING IMPROVEMENTS
CURRENTLY EXISTING IN EXISTING PREMISES

•	Remove compressed air, nitrogen, and vacuum lines throughout the building as well as the associated systems.

•	Remove ceiling receptacles throughout lab space.

•	Remove security systems including card access and cameras.

•
Remove supplemental HVAC systems that are not in good working order as of the New Expiration Date, as the same may be extended (but Tenant shall have no obligation to remove any of the associated steel roof supports).

SCHEDULE 2 TO EXHIBIT B -1-	SEQUENCE TECHNOLOGY CENTER [Expansion and Extension Amendment] [DexCom, Inc.]

EXHIBIT C
PARKING AREAS

EXHIBIT C -1-	SEQUENCE TECHNOLOGY CENTER [Expansion and Extension Amendment] [DexCom, Inc.]

EXHIBIT C -2-	SEQUENCE TECHNOLOGY CENTER [Expansion and Extension Amendment] [DexCom, Inc.]

EXHIBIT C -3-	SEQUENCE TECHNOLOGY CENTER [Expansion and Extension Amendment] [DexCom, Inc.]

EXHIBIT D
PRE-APPROVED LOGO

4811-3588-9950, v. 4

EXHIBIT D -1-	SEQUENCE TECHNOLOGY CENTER [Expansion and Extension Amendment] [DexCom, Inc.]